                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                                RIO GRANDE, INC.

                                   $2,000,000

                           11.50% SUBORDINATED NOTES
                           DUE SEPTEMBER 30, 2000 AND
                       WARRANTS TO PURCHASE COMMON STOCK

                                $25,000 PER UNIT
                        MINIMUM SUBSCRIPTION: TWO UNITS

             --------------------------------------------------

         Rio Grande, Inc., a Delaware corporation (the "Company"), is engaged in the acquisition, production, sale and development of oil and gas properties through its subsidiary, Rio Grande Drilling Company, a Texas corporation, and Rio Grande Offshore, Ltd., a Texas Limited Partnership in which Rio Grande Drilling Company is the general partner and owner of an 80% partnership interest. The Company is offering the Units described herein for the purposes of financing a development program on certain oil and gas properties in which the Company or its affiliates have an interest and of providing additional working capital.

         A minimum of $1,500,000 and a maximum of $2,000,000 in principal amount of 11.50% Subordinated Notes and Warrants to purchase a minimum of 979,860 and a maximum of 1,388,160 shares of the Company's Class A Common Stock, par value $.01 per share, are being offered in minimum increments of $25,000 (each $25,000 increment hereinafter referred to as a Unit), with a minimum purchase of two Units, subject to reduction at the discretion of the Company. The number of shares of Common Stock subject to Warrants in a Unit will be between 16,331 and 17,352 shares, depending upon the total amount of the offering, at a price of $.40 per share, subject to adjustment under certain circumstances. The purchase price for each Unit is payable in full in cash at the time of subscription.

         THIS INVESTMENT IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."
                            --------------------

                             Price to Purchasers              Selling                 Proceeds to
                                                          Commissions(1)              Company(2)
 Per Unit                             $25,000.00                   $1,062.50               $23,937.50

 Minimum Offering                     $1,500,000                     $63,750               $1,436,250
 Maximum Offering                     $2,000,000                     $85,000               $1,915,000

(1) The Units are being offered through Duncan-Smith Securities, Inc. ("Agent") as sales agent on a best efforts basis. The Agent will receive a fee of 4.25% of the purchase price of the Units sold. Officers and directors of the Company will also participate in placement of the Units, but will not be compensated based on their sales of Units. See "Terms of the Offering - Agent" for information concerning such fees and regarding indemnification of the Agent by the Company.

(2) Proceeds after fees to Agent but before deductions for legal, printing and engineering fees and expenses associated with the Offering, which are estimated to be $60,000. See "Use of Proceeds."

         NONE OF THE UNITS, NOTES OR WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER STATE SECURITIES LAWS AND THE SECURITIES OFFERED HEREBY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND THE PURCHASE OF THE UNITS WILL ENTAIL A HIGH DEGREE OF RISK. SEE "RISK FACTORS." THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF PURCHASING THE UNITS FOR AN INDEFINITE PERIOD OF TIME.

         THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE UNITS TO ANYONE IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

         THE SECURITIES OFFERED HEREBY ARE BEING OFFERED SOLELY TO TEXAS RESIDENTS. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE UNITS DESCRIBED HEREIN IN ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

         THIS MEMORANDUM IS SUBMITTED SOLELY FOR THE BENEFIT OF QUALIFIED INVESTORS ACCEPTABLE TO THE COMPANY IN CONNECTION WITH THE PRIVATE OFFERING OF THE UNITS (SEE "WHO MAY INVEST"). THIS MEMORANDUM MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE, AND ANY DISTRIBUTION OR REPRODUCTION OF THIS MEMORANDUM IN WHOLE OR IN PART OR THE DISCLOSURE OF ANY OF ITS CONTENTS, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, IS PROHIBITED AND MAY CONSTITUTE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS. ANY PROSPECTIVE INVESTOR AGREES TO RETURN THIS MEMORANDUM AND ALL DOCUMENTS CONCERNING THIS OFFERING IF SUCH INVESTOR DOES NOT PURCHASE ANY OF THE UNITS OFFERED HEREBY. THE COMPANY

RESERVES THE RIGHT TO REJECT ANY SUBSCRIPTION FOR UNITS IN WHOLE OR IN PART.

         PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM OR ANY OTHER PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY, THE AGENT, OR THEIR RESPECTIVE EMPLOYEES OR AGENTS AS LEGAL, TAX OR ACCOUNTING ADVICE. EACH INVESTOR SHOULD CONSULT HIS OR HER OWN FINANCIAL ADVISOR, ACCOUNTANT, AND COUNSEL AS TO LEGAL, TAX AND ACCOUNTING MATTERS CONCERNING A PURCHASE OF UNITS.

         UNITS MAY BE PURCHASED BY OFFICERS AND DIRECTORS OF THE COMPANY OR BY OTHER PERSONS WHO WILL RECEIVE FEES OR OTHER COMPENSATION OR GAIN DEPENDENT UPON THE SUCCESS OF THE OFFERING. SUCH PURCHASERS WILL BE COUNTED IN DETERMINING WHETHER THE REQUIRED MINIMUM LEVEL OF PURCHASERS HAS BEEN MET. INVESTORS THEREFORE SHOULD NOT EXPECT THAT THE SALE OF UNITS TO REACH THE MINIMUM OFFERING, OR IN EXCESS THEREOF, INDICATES THAT SUCH SALES HAVE BEEN MADE TO INVESTORS WHO HAVE NO FINANCIAL OR OTHER INTEREST IN THE OFFERING, OR WHO OTHERWISE ARE EXERCISING INDEPENDENT INVESTMENT DISCRETION.

         THE STATEMENTS HEREIN ARE MADE AS OF THE DATE HEREOF, EXCEPT AS OTHERWISE INDICATED. NEITHER THE DELIVERY OF THIS MEMORANDUM, NOR ANY SALE MADE HEREUNDER, SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         THE INFORMATION SET FORTH HEREIN IS A SUMMARY OF ONLY THE MAJOR FACTORS WHICH, IN THE OPINION OF THE COMPANY, ARE RELEVANT TO AN INVESTMENT DECISION. DURING THE COURSE OF THE OFFERING AND PRIOR TO THE SALE OF UNITS, EACH OFFEREE IS ENCOURAGED TO ASK QUESTIONS OF AND OBTAIN ADDITIONAL INFORMATION FROM THE COMPANY REGARDING THE MATTERS SUMMARIZED HEREIN OR OTHER MATTERS RELATING TO THE COMPANY OR THE NOTES. SUCH INFORMATION WILL BE PROVIDED TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE. OFFEREES OR THEIR REPRESENTATIVES HAVING QUESTIONS OR DESIRING SUCH INFORMATION MAY CONTACT THE COMPANY.

         CERTAIN PROVISIONS IN THE NOTE PURCHASE AGREEMENT, THE WARRANT AGREEMENT AND OTHER DOCUMENTS ARE SUMMARIZED IN THIS MEMORANDUM. REFERENCE IS MADE TO THE NOTE PURCHASE AGREEMENT AND THE WARRANT AGREEMENT, COPIES OF WHICH ARE INCLUDED HEREIN,

AND SUCH OTHER DOCUMENTS FOR COMPLETE INFORMATION CONCERNING THEIR CONTENTS. OTHER INFORMATION CONTAINED HEREIN HAS BEEN OBTAINED FROM THE COMPANY AND FROM OTHER SOURCES DEEMED RELIABLE. ALL DOCUMENTS RELATING TO THIS INVESTMENT SHALL BE MADE AVAILABLE TO THE PROSPECTIVE INVESTOR AND/OR HIS OR HER ADVISORS UPON REQUEST WITHOUT CHARGE. NO REPRESENTATIONS OR INFORMATION OTHER THAN THOSE SET FORTH HEREIN OR IN SUCH DOCUMENTS MAY BE RELIED UPON.

         THE OFFERING OF THESE UNITS OF THE COMPANY IS MADE EXCLUSIVELY BY THIS MEMORANDUM AND THE SUBSCRIPTION FORMS. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATION OR GIVE ANY INFORMATION INCONSISTENT WITH THE
REPRESENTATIONS AND INFORMATION CONTAINED THEREIN.

         CERTAIN OF THE INFORMATION CONTAINED HEREIN MAY BE DEEMED TO BE MATERIAL, NONPUBLIC INFORMATION WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. IT IS UNLAWFUL TO PURCHASE OR SELL SECURITIES OF AN ISSUER WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION.

                               TABLE OF CONTENTS


                                                                                                  PAGE
    SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       Selected Combined Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
    USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    SUMMARY OF RESERVE EVALUATION REPORT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       Summary of Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    FINANCIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       Condensed Combined Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       Condensed Combined Statements of Operations  . . . . . . . . . . . . . . . . . . . . . . .   26
       Management's Discussion and Analysis of Financial
                    Condition and Results of Operations . . . . . . . . . . . . . . . . . . . . .   26
    MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       Price Volatility; Industry Conditions; Impact on Company's Profitability . . . . . . . . .   33
       Leverage and Debt Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       Reliance on Estimates of Proved Reserves . . . . . . . . . . . . . . . . . . . . . . . . .   34
       Dependence on Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       Operating Leverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       Liquidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       Operating Hazards; Uninsured Risks . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       Acquisition Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
       Government Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    TERMS OF THE OFFERING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       Investor Suitability Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    WHO MAY INVEST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    DESCRIPTION OF NOTES AND NOTE PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   41
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
       Interest, Repayment, Default and Subordination . . . . . . . . . . . . . . . . . . . . . .   41
       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

       Events of Default and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       Amendment of Note Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    TERMS OF SENIOR INDEBTEDNESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    DESCRIPTION OF WARRANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
    LEGAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    GLOSSARY OF CERTAIN OIL AND GAS TERMS   . . . . . . . . . . . . . . . . . . . . . . . . . . .   52


EXHIBITS:

Exhibit A-1 - Form 10-K for the Fiscal Year ended 1-31-95 and
Exhibit A-2 - Form 10-QSB for the Fiscal Quarter ended 4-30-95
Exhibit A-3 - Proxy Statement for 1995 Annual Meeting, held June 1, 1995
Exhibit B   - Note Purchase Agreement and Form of Note
Exhibit C   - Warrant Agreement
Exhibit D   - Evaluation of Oil and Gas Properties by Paul R. Clevenger, P.E.
Exhibit E   - Loan Agreement dated July 14, 1994 among Rio Grande Drilling
              Company, Rio Grande, Inc., and International Bank of Commerce
Exhibit F   - Investor Suitability Questionnaire
Exhibit G   - Subscription Agreement

                                    SUMMARY

         The following is a summary of certain information contained in this Confidential Private Placement Memorandum (the "Memorandum"). This summary is qualified in its entirety by the detailed information appearing elsewhere in this Memorandum and in the exhibits to the Memorandum.

THE COMPANY

         Rio Grande, Inc. (the "Company"), which hereinafter in general refers to Rio Grande, Inc., its subsidiaries, and affiliates, is a Delaware corporation. The Company is engaged in the acquisition, production, sale and development of oil and gas properties located in Texas, Oklahoma, onshore and offshore Louisiana, Michigan, Montana and Wyoming.

         Rio Grande Drilling Company ("Drilling"), a Texas corporation and wholly-owned subsidiary of the Company, formed a Texas Limited Partnership, Rio Grande Offshore, Ltd. ("Offshore") in June 1992 to purchase non-operated oil and gas working interests. Drilling serves as general partner of and has an 80% ownership interest in Offshore. From June 1992 to July 1994, Offshore completed five significant acquisitions in which it acquired a total of 13.3 Bcfe of proved oil and gas reserves for an aggregate purchase price of $7.5 million, or $0.57 Mcfe. Substantially all of the mineral properties in which the Company has an interest are owned by Offshore, with the Company's interest being derived through the eighty percent (80%) partnership interest in Offshore owned by Drilling. The Company's acquired properties contain several attractive development opportunities, and a portion of the proceeds of this offering will be used to exploit those opportunities. In the future it is the Company's intention to continue to acquire and operate properties that have development or exploration potential and that are located in areas complementary to the Company's existing assets and operations.

         The Company's proved producing and non-producing reserves are diversified geographically. Oil and natural gas account for 65% and 35%, respectively, of total proved reserves. The summary table below reflects the Company's estimated net reserves as of June 1, 1995, assuming consummation of the Offering, application of the proceeds as described herein, and successful implementation of the proposed development projects, all as more fully set forth in a reserve evaluation report prepared by Paul R. Clevenger, an independent petroleum engineer. See "Summary of Reserve Evaluation Report" and Exhibit D.

                                                                                                                      Net Capital
                                                         Oil           Gas       Oil/Gas           PV @ 10%          Expenditures
                                                       (Mbbls)        (MmCF)     Mix (%)        (in thousands)      (in thousands)
                                                       -------        ------     -------        --------------      -------------
              Proved Producing Reserves                    420          3,812     40/60             $  4,849           $       0
              Proved Non-Producing Reserves                106          3,262     16/84                3,734                 866
              Proved Undeveloped Reserves                2,038          1,377     90/10               12,876               9,013
                                                        ------         ------    ------             --------           ---------
              Total Proved Reserves                      2,564          8,451     65/35               21,459               9,879

         NOTE: The reserve evaluation report included as Exhibit D reflects Offshore's 100% ownership interest in its properties as well as those properties in which Drilling has a 100% ownership interest. The reserve information in the table above has been reduced to reflect only the Company's net ownership interest in its properties. Net capital expenditures are the estimated expenditures net to the Company's interest necessary to develop the proved non-producing and proved undeveloped reserves as set out in the reserve evaluation report.

THE OFFERING

         The Company is offering (the "Offering") a minimum of 60 and a maximum of 80 Units, each of which consists of an 11.50% Subordinated Note in the principal amount of $25,000 ("Note" where singular and "Notes" where plural) and Warrants to purchase shares of Class A Common Stock, par value $.01, of the Company (the "Common Stock") at $.40 per share, as described below (the "Warrants"). The minimum subscription is two Units, subject to reduction at the discretion of the Company.

         Interest on the Notes is payable quarterly, and the Notes mature on September 30, 2000. No principal payments will be required during the first two years. Thereafter, quarterly principal installments equal to 3.125%, 9.375% and 12.5% of the original principal amount of the Notes are payable during the third, fourth and fifth years, respectively. The Notes may be prepaid in whole or in part at any time without penalty. See "Description of Notes and Note Purchase Agreement."

         The Warrants entitle the holder to acquire shares of Common Stock of the Company at $.40 per share for a period of seven years after the Closing, subject to earlier expiration under certain circumstances. A minimum of 979,860 and a maximum of 1,388,160 shares of Common Stock shall be subject to the Warrants, depending upon the total number of Units sold in the Offering. The Warrants are detachable from the Notes; provided, however, that if the Warrants are transferred separately from the Notes to someone other than an Affiliate, they must be exercised within thirty days of the assignment or transfer or they will expire. Warrant holders will be granted piggyback registration rights entitling the holders of shares acquired through the exercise of Warrants to request registration of those shares in the event the Company files a registration statement to effectuate a public offering of the Company's Common Stock. See "Description of Warrants."

         The Units are being offered on a "best efforts" basis by Duncan-Smith Securities, Inc. See " Terms of the Offering." The sale of Units is subject to receipt by the Company of acceptable subscriptions for a minimum of sixty
(60) Units (the "Minimum Offering") and a maximum of eighty (80) Units (the "Maximum Offering") no later than September 13, 1995, unless extended at the sole discretion of the Company to a date not later than October 31, 1995 (the "Termination Date"). If subscriptions for the Minimum Offering are not accepted prior to the Termination Date, this Offering will terminate and all proceeds will be refunded in full with interest.

         Subscription proceeds will be deposited in an escrow account promptly after receipt by the Company. Closing may occur as soon as subscriptions aggregating a minimum of $1,500,000 have been accepted by the Company. See "Terms of Offering."

         The Offering is being made only to Texas residents pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") contained in Section 3(b) of the Securities Act and Rule 505 of Regulation D ("Regulation D") promulgated thereunder and similar provisions of applicable state securities laws. In no event will there be more than 35 non-accredited investors, within the meaning of Regulation D, or any non-residents of Texas participating in the Offering.

USE OF PROCEEDS

         The proceeds, before the payment of fees and expenses of the Offering, will be $1,500,000, in the case of the Minimum Offering, and $2,000,000, in the case of the Maximum Offering. The Company will pay a fee of 4.25% of the proceeds to Duncan-Smith Securities, Inc., which fee would equal $63,750 in the case of the Minimum Offering and $85,000 in the case of the Maximum Offering. The Company estimates that the other expenses of the Offering, including printing, legal and engineering fees and expenses payable by the Company, will be approximately $60,000, which will provide $1,376,250 net proceeds, in the case of the Minimum Offering, and $1,855,000, in the case of the Maximum Offering ("Proceeds"), to the Company. The Company intends to use the proceeds of the Offering to initiate a plan of development on and make production enhancements to certain oil and gas properties acquired in 1994 and operated by the Company. The Company's development plan includes the recompletion or workover of approximately 20 marginal producing wells and an infill development drilling program combined with a pressure maintenance waterflood project on approximately 4,000 acres in Tom Green County, Texas.

RISK FACTORS

         The Subordinated Notes and Warrants offered hereby are speculative and purchase of the Units entails a high degree of risk. The Company's financial performance is substantially dependent on the prices it obtains for crude oil and natural gas and numerous other factors over which it has little or no control. In addition, substantially all of the Company's assets are pledged to secure bank indebtedness, to which the subordinated Notes are subordinated in all respects. The Subordinated Notes and Warrants are subject to restrictions on transferability, and investors may be required to bear the financial risks of purchasing the Units for an indefinite period of time. The purchase of Units is suitable only for investors who have no need for liquidity in this investment, who have adequate means of providing for their current needs and contingencies, and who can assume a complete loss as a result of investment in the Units. See "Risk Factors."

SELECTED COMBINED FINANCIAL DATA

         The following table includes selected combined financial data of the Company for 1993 through 1995 and for the four months ended May 31, 1995. The summary data for 1993 through 1995 has been derived from the consolidated financial statements of the Company as set forth in its annual report on Form 10-K for the periods indicated. The summary data for the four months ended May 31, 1995 has been derived from the Company's unaudited interim financial statements and is not necessarily indicative of the results to be expected for the full year. In addition, the table includes summary pro forma consolidated financial data which gives effect to the Offering and the application of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The summary pro forma financial data does not purport to represent the Company's consolidated results of operations and financial condition had the Offering been completed on such dates and does not purport to project the Company's consolidated results of operations and financial condition for any future period. The summary financial data is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto as set forth in the Company's Form 10-K for the period ended January 31, 1995 and Form 10-QSB for the period ended April 30, 1995, which are included in Exhibit A hereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this Offering Memorandum.





                                           Pro Forma (A)                          Fiscal years ended January 31
                                            Four Months       Four Months         -----------------------------
                                               Ended             Ended            1995        1994         1993
                                           May 31, 1995       May 31, 1995        ----        ----         ----
                                            (unaudited)       (unaudited)
                                           ------------       ------------
                                                    (all dollars in thousands, except per share data)
         Operating Data:
           Revenues                                 $1,306           $1,306        $4,205     $3,752      $2,368
           Net earnings (loss)                         516              516         (457)        258         210
           Cash flow from operations                   240              240         1,032      1,591       1,073
         Net earnings per share                       0.07             0.09        (0.08)       0.04        0.03
         Cash flow per share                          0.03             0.04          0.18       0.26        0.17
         Wtd. avg. common shares
           (fully diluted)                   7,851,420 (B)        5,927,760     5,609,467  6,012,663   6,146,870

         Balance Sheet Data:
           Working capital (deficit)          $      2,020    $         165      $  (298)   $    669   $     563
           Total assets                              9,400            7,400         8,123      5,365       5,894
           Long-term debt                            3,623            1,623         3,018        672       1,498
           Shareholders' equity                      2,838            2,838         2,322      2,778       2,521


   (A) Assumes maximum offering of $2,000,000.
   (B) Includes 1,388,160 Warrant shares associated with the Offering and all shares of Common Stock subject to existing and anticipated stock options. See "Management, Exhibit A-3."

                                  THE COMPANY

         Rio Grande, Inc. (the "Company"), which hereinafter in general refers to Rio Grande, Inc., its subsidiaries and affiliates, is a Delaware corporation engaged in the acquisition, development and production of oil and gas properties located principally in Texas, Oklahoma, and onshore and offshore Louisiana. The Company was engaged in the contract drilling of oil and gas wells from its incorporation in 1978 to May, 1992. At one time the Company owned, managed and operated up to eleven drilling rigs, all of which have been sold or returned to the respective secured lenders or lessors. Primarily as a result of its contract drilling operations, the Company has a significant unused net operating loss carryforward that may be used to reduce future federal income tax liabilities. (See Note 4, Notes to Combined Financial Statement, Form 10-K attached as Exhibit A-1).

         Rio Grande Drilling Company ("Drilling"), a Texas corporation and wholly-owned subsidiary of Rio Grande, Inc., formed a Texas limited partnership, Rio Grande Offshore Ltd. ("Offshore"), in June 1992 to purchase certain oil and gas working interests. Drilling serves as general partner of and has an 80% ownership interest in Offshore. Robert A. Buschman, Chairman of the Company, is a 10% limited partner in Offshore. Substantially all of the oil and gas properties in which the Company has an interest are owned by Offshore, with the Company's interest being derived through the eighty percent (80%) partnership interest in Offshore owned by Drilling. The Company has an ownership interest in 413 wells. The Company has the operating responsibility for 245 of those wells, of which 130 are active wells.

         The Company believes that Offshore owns several properties that have significant development potential. The principal purpose for the Offering is to provide funds to finance the Company's portion of the cost of these development projects.

                                USE OF PROCEEDS

         The Company intends to use the proceeds of the Offering to initiate a comprehensive plan of development and production enhancement to certain oil and gas properties acquired and operated by the Company. The plan includes an extensive waterflood project in the KWB Field of Tom Green County, Texas and the recompletion or workover of other properties (See "Business - Development Projects").

                                                              Minimum Offering              Maximum Offering
                                                              ----------------              ----------------
 KWB, Tom Green County, Texas                                       240,000                      240,000
 Workover/Recompletion Projects                                     575,000                      575,000
 Other Projects                                                     321,250                      418,000
 Unidentified Capital Projects                                      240,000                      622,000
 Expenses of Offering                                               123,750                      145,000
                                                                  ---------                    ---------
                                                                  1,500,000                    2,000,000

         If the pilot program at KWB is successful, the Company expects to apply a substantial portion of the funds allocated to unidentified capital projects to subsequent activities in that field. The Company may also use some of the funds allocated to unidentified capital projects to repay its bank indebtedness or to make future acquisitions of oil and gas properties. See "Risk Factors - Leverage and Debt Service."

Expenses of the Offering, as set forth above, including fees of the placement agent and legal, printing and engineering expenses, will be paid out of the proceeds of the Offering.

                                    BUSINESS

         The Company is engaged in the acquisition, development and production of oil and gas properties located principally in Texas, Oklahoma, and onshore and offshore Louisiana.

         The Company initially acquired non-operated properties, but the 1994 acquisition of properties owned and operated by Pyramid Energy, Inc. ("Pyramid") of San Antonio allowed the Company to hire Pyramid's senior production staff, field superintendents, pumpers, bookkeeping and clerical staff to complement its existing executive staff. The addition of experienced operating personnel has permitted the Company to pursue acquisition and development of operated properties as well as non-operated interests. Since 1992, Offshore has completed five significant acquisitions in which it acquired a total of 13.3 Bcfe of proved oil and gas reserves for an aggregate purchase price of $7.5 million, or $0.57 Mcfe. The acquisitions were financed by contributions from Offshore's limited partners proportionate to their interests in Offshore and, with regard to Drilling's eighty percent (80%) interest in Offshore, by conventional bank financing. All of the interests in Offshore's properties attributable to Drilling have been pledged by Drilling and the Company to secure the bank debt, to which the Notes offered hereby are subordinated in all respects. See "Senior Indebtedness; Description of Notes and Note Purchase Agreement - Subordination."

DEVELOPMENT PROJECTS

         The Company believes that Offshore owns several properties that have significant development potential. The principal purpose for the Offering is to provide funds to finance the Company's portion of these development projects. It is anticipated that approximately $1.4 million of the proceeds of the Offering will be used in the following areas:

         KWB Field, Tom Green County, Texas

         The Company intends to use a portion of the proceeds of the Offering to initiate an infill drilling program in the KWB Field in Tom Green County, Texas. The Company owns a 98% working interest and operates this property, which includes approximately 80 producing and shut-in wells drilled on 40-acre spacing and 3 water supply wells. The unitized lease consists of approximately 4,000 acres that produce from the Strawn formation at a depth of approximately 6,500 feet.

         Geological and geophysical studies have been made by the Company to determine the viability of a comprehensive waterflood program in an effort to recover additional volumes of oil and gas. A study of a successful waterflood conducted by Sun Oil Company in the nearby North Jameson Strawn Field, Mitchell County, Texas, suggests the need for 20- acre spacing with the additional implementation of a waterflood program in the KWB Field. The North Jameson Strawn Field was originally developed on 40-acre spacing (like the KWB Field) but was successfully waterflooded on 20-acre spacing. The previous owner of the KWB Field attempted to waterflood the field with a perimeter injection program and determined that the oil production decline could be controlled, but that the 40-acre spacing required an uneconomic amount of time to deplete the field. The Company does not believe that the producing formation has been adversely affected by the previous waterflood programs. Moreover, because of the previous waterflood program, water injection facilities are in place that can be used by the Company in its waterflood program.

         The proposed project involves the creation of a 5-spot waterflood pattern by drilling a test production well on 20 acre spacings and converting four existing wells to injection wells for the purpose of providing pressure maintenance. If initial efforts prove successful, additional development of the project would proceed until the year 2001, would involve the drilling of approximately 40 infill development wells, and would require approximately $8.8 million of capital expenditures by the Company. It is anticipated that most of the future capital requirements would be financed on a non-recourse basis with an institutional investor or would be self-funded over time from the project's future cash flows. If the infill drilling and waterflood project is implemented successfully, based on estimates from the Company's independent petroleum engineers, the Company's net producing reserves could increase by approximately 2 million Bbls of oil and 1.1 Bcf of gas at a development cost of about $4 per BOE. See Exhibit D, The Evaluation Report. The Company plans to use $240,000 of the Offering proceeds to complete the first 5-spot pattern in the KWB Field.

         Workover/Recompletion Projects

         A portion of the proceeds from the Offering will be used to begin a plan of development on and make production enhancements to certain oil and gas properties acquired in 1994 and operated by the Company. The plan includes the recompletion or workover of approximately 20 existing wells. If successful, reserve estimates evaluated by an independent petroleum engineer indicate that these activities could convert approximately 106,000 Bbls of oil and 3.3 Bcf of gas in proved developed non-producing reserves to producing reserves. The Company's net capital expenditures on these projects over the next several years are expected to be approximately $866,000, or $0.22 per Mcfe of incremental production. The Company plans to use $575,000 of the Offering proceeds in these recompletion and workover projects.

         Other Projects

         The Company has additional projects, including workovers on several wells and the purchase of 3-D seismic data, which it believes to be attractive and which are not reflected in the reserve estimates shown in Exhibit D. Depending upon the size of the Offering, between $321,000 and $418,000 of the proceeds of the Offering could be used in these other projects.

UNIDENTIFIED CAPITAL PROJECTS

         Consistent with the nature of the oil and gas exploration and development business, the Company routinely is offered the opportunity to participate in capital projects of various kinds. These projects could include acquisitions of oil and gas properties, acquisitions of additional working interests in leases already owned by the Company or new development projects. The Company expects to identify suitable projects for these funds during the next 12 months. It is also possible that some of these funds could be used to repay a portion of the Company's bank indebtedness or could be used for the development of the KWB Field.

Recent Developments and Strategic Focus

         Three oil and gas properties recompleted since January 1, 1995 have increased the Company's reserves by approximately 15,000 Bbls oil and 239 Mmcf gas, with future net cash flows of $543,000. The net cost for the recompletions on these properties was $54,000, which is approximately $0.16 per Mcfe for the incremental proved producing reserves.

         The Company does not have a specific acquisition budget for the purchase of additional oil and gas properties since the timing and size of acquisitions are difficult to forecast. The Company seeks to buy properties that will complement its operations and assets, provide exploitation and development opportunities, and present cost-reduction potential. The Company regularly reviews acquisition opportunities but does not have pending agreements to purchase oil and gas properties at this time. Evaluation of acquisition opportunities involves significant personnel time for the study of oil and gas reserve reports, due diligence, the submission of an indication of interest, preliminary negotiations, submission of a letter of intent, and if successful, a definitive agreement. In selecting areas for future acquisitions, the Company will consider ways to capitalize on efficiencies in its current operational areas so that the Company may use its operating personnel to evaluate the acquisition opportunities and assist in subsequent development that reduce risk and accelerate the financial return of such acquisitions.

         The Company periodically evaluates and from time to time has elected to sell certain of its producing properties. The proceeds from such sales enable the Company to reduce debt or invest in properties that potentially may have a greater financial return.

         Although the Company intends to devote most of its resources to acquisitions and the enhancement and development of producing properties acquired, the Company may from time to time selectively participate with industry partners exploring for new reserves of crude oil and natural gas. The Company has a goal to increase its net oil and gas revenues by maintaining a carefully monitored program insuring that the new reserves are added with minimum risk and operating costs. The Company believes that this objective can be accomplished by the program described above.

                      SUMMARY OF RESERVE EVALUATION REPORT

         The following is a summary of the evaluation report of the oil and gas properties owned by Offshore and Drilling that was prepared by Paul R. Clevenger, an independent petroleum engineer, a copy of which is attached as Exhibit D to this Memorandum (the "Evaluation Report"). BOTH THIS SUMMARY AND THE EVALUATION REPORT INCLUDE THE INCREASED PRODUCTION VOLUMES AND RELATED CAPITAL AND OPERATING COSTS ASSOCIATED WITH SUCCESSFUL IMPLEMENTATION OF THE DEVELOPMENT PROJECTS DISCUSSED ABOVE. NO ASSURANCE CAN BE GIVEN THAT THE DEVELOPMENT PROJECTS CAN OR WILL BE SUCCESSFULLY IMPLEMENTED, THAT THE PROJECTED PRODUCTION VOLUMES CAN OR WILL BE REALIZED, OR THAT THE ASSUMED PRICES FOR OIL AND NATURAL GAS CAN OR WILL BE OBTAINED. IF THE PROJECTED VOLUMES ARE NOT OBTAINED, WHETHER DUE TO THE FAILURE OF THE PROPOSED DEVELOPMENT PROJECTS OR OTHERWISE, AND/OR IF THE PROJECTED PRICES FOR PRODUCT CANNOT BE REALIZED, ACTUAL REVENUES MAY VARY MATERIALLY AND ADVERSELY FROM THOSE PROJECTED.

         The following schedules A through D have been included to summarize the Evaluation Report, and are qualified in their entirety by the Evaluation Report itself. In accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"), the Company is required to have an annual "SEC-10" evaluation report prepared of its proved reserves which uses unit prices and costs prescribed by the SEC. As a standard procedure, the Company also has an additional Evaluation Report prepared which provides for the escalation of unit prices and operating expenses in a manner the Company believes more closely reflects the anticipated actual performance from such oil and gas properties. The attached Evaluation Report was prepared for the Company as an update to the January 1, 1995 evaluation report with an effective date of June 1, 1995. This Evaluation Report provides an updated estimate of Offshore's and Drilling's working interest ownership in the reserves, future production and related income for its oil and gas properties, subject to the qualifications set forth herein and therein.

         The projected revenues attributable to the estimated recoverable crude oil and natural gas reserves depend on the unit prices that are assumed to be realized from the sale of those products. Prices for crude oil and natural gas are subject to fluctuations as a result of changes in supply and demand, market conditions and a variety of additional factors beyond the control of the Company. See "Risk Factors - Industry Conditions; Impact on Company's Profitability." The Evaluation Report projects an average unit natural gas price of $1.66 per Mcf for the remaining months of 1995 which is equivalent to the average unit price received for natural gas during the first five months of 1995. This unit price was held constant until January 1, 1996, and then escalated annually by five percent (5%) to a maximum unit price of $3.00 per Mcf. The unit oil price assumption for the same period in 1995 was projected to average $15.60 per barrel which is equivalent to the average price per barrel received for crude oil during 1994. The unit price of oil was held constant until January 1, 1996 and then escalated annually by five percent (5%) to a maximum unit price of $30.00 per barrel.

         In general, Registered Petroleum Evaluation Engineers use evaluation methods studied and recommended by the professional engineering societies. These procedures include extrapolation of historical performance data, volumetric analysis, pressure production relationships, and various analogous field studies. The estimated reserves shown in the attached Evaluation Report were determined by using methods believed to be most generally accepted with regard to the various oil and gas properties. THE AMOUNT OF RESERVES CALCULATED AND SHOWN IN THE EVALUATION REPORT MAY OR MAY NOT BE RECOVERED, AND IF RECOVERED, THE INCOME RECEIVED MAY BE MORE OR LESS THAN ESTIMATED AND MAY INCREASE OR DECREASE AS A RESULT OF FUTURE OPERATIONS. For more information regarding the assumptions used by the independent petroleum engineer for preparing the Evaluation Report, refer to Exhibit D, Evaluation Report, pages i-iv.

SUMMARY OF SCHEDULES

         ON THE ENCLOSED SUMMARY SCHEDULES, THE MINORITY INTEREST OF LIMITED PARTNERS REPRESENTS THE ADJUSTMENT TO OPERATING EARNINGS AND CAPITAL CONTRIBUTIONS FOR THE TWENTY PERCENT (20%) OWNERSHIP OF THE LIMITED PARTNERS IN OFFSHORE. EXPENSE AMOUNTS SHOWN ON THE ENCLOSED SCHEDULES DO NOT INCLUDE ANY GENERAL AND ADMINISTRATIVE EXPENSES OF THE COMPANY OR ANY PROVISION FOR DEBT SERVICE.

         Schedule A - This schedule is a composite of the proved developed producing reserves, proved developed non- producing reserves, and proved undeveloped reserves. The schedules include the actual results of operations and any capital expenditures incurred for the period from January 1, 1995 through May 31, 1995. The pro-forma results of operations and capital expenditures for June 1995 through calendar year 2000 were extracted from the Evaluation Report. The expense amounts shown on Schedule A do not include any general and administrative expenses of the Company or any provision for debt service. (Refer to Table 3, page 3 and Table 19, page 28 of the Evaluation Report for additional details relative to this schedule.)

         Schedule B - This schedule includes the actual results of operations of the Company's producing oil and gas properties for the period of January 1, 1995 through May 31, 1995 and summarizes the estimate of proved producing oil and gas properties from June 1995 through the calendar year 2000 as extracted from the Evaluation Report. The evaluation of proved producing oil and gas properties considers only wells that are currently producing. Future production rates are adjusted for the estimated rate of decline necessary to deplete the reserves. Historical production is usually utilized to determine a decline trend; however, if no historical information is available for any well, the decline trend may be extrapolated from other wells with similar production characteristics. The future production rates may be more or less than estimated because of changes in market demand or curtailments set by regulatory agencies. (Refer to Table 4 through Table 11, pages 4 - 13 and Table 20, page 29 of the Evaluation Report for additional details relative to proved developed producing reserves.)

         Schedule C - This pro forma schedule summarizes Table 14, page 14 of the Evaluation Report for proved developed non-producing reserves. (Refer to the section indexed "Proved Non-Producing" for additional details relative to this schedule.) The proved developed non-producing reserves included herein are comprised of shut-in and "behind pipe" categories. Although the Evaluation Report assumes certain time schedules for development of such reserves and assumptions of initial production rates and decline trends, there can be no assurance that the reserve volumes projected will be recovered or that the related cash flows will be realized or that the capital expenditures reflected will be adequate to fund the projected development projects. The initial non-producing properties to be developed by the Company will be to certain wells currently producing from the Morrow Formation in Wheeler County, Texas. It is anticipated that certain "behind pipe" reserves may add 2.2 Mcfe net reserves to the Company's interest.

         Schedule D - This pro forma schedule summarizes Table 16, page 25 of the Evaluation Report for proved undeveloped properties, principally a waterflood project in the KWB Field of Tom Green County, Texas. The development time schedules, projected production rates and decline trends are based on certain assumptions which may or may not be realized. The development of the waterflood project would follow if positive results are obtained from the drilling and completion of the test production well and the initial 5-spot waterflood pattern. The Company will closely control and monitor the operation of this test well in order to determine if the complete development of this field will be economically feasible. Although the Company has performed extensive studies for this waterflood project, there are no assurances that the volume of recoverable reserves will be equivalent to that projected by the Evaluation Report. (Refer to the attached Evaluation Report, page iii, for more information relative to the waterflood project. Also refer to Tables 16-18, pages 25-27 and Table 21, page 31 for additional details relative to the proved undeveloped reserves.)

                                RIO GRANDE, INC.
               PRO FORMA SCHEDULE OF REVENUES, OPERATING EXPENSES
                            AND CAPITAL EXPENDITURES

                             TOTAL PROVED RESERVES
                (AS SUMMARIZED FROM RESERVE REPORT EXHIBIT ___)

                                    Actual        Pro forma        Total
                                   5 months        7 months      12 months
                                     1995           1995           1995          1996           1997           1998         1999
                                     ----           ----           ----          ----           ----           ----         ----
 Net units of production
    Oil (MBbls)                       43,266       73,025       116,291       174,602        254,313        325,271       381,547
    Gas(MMcf)                        538,386    1,003,130     1,541,516     1,872,207      1,419,409      1,151,598       970,609
 Unit price assumptions
    Oil                               $17.62       $15.58        $16.34        $16.24         $17.09         $17.88        $18.55
    Gas                                $1.64        $1.87         $1.79         $1.90          $2.01          $2.17         $2.35
 Revenues -
    Oil                             $762,442   $1,137,746    $1,900,188    $2,835,946     $4,345,474     $5,816,266    $7,076,158
    Gas                              882,835    1,876,716     2,759,551     3,552,394      2,851,738      2,504,052     2,278,981
                                 -----------  -----------   -----------   -----------    -----------    -----------   -----------
 Total revenues                   $1,645,277   $3,014,462    $4,659,739    $6,388,340     $7,197,212     $8,320,318    $9,355,139
 Expenses:
    Production taxes                  53,244      204,961       258,205       337,488        376,799        427,431       484,680
    Operating                        813,333      784,488     1,597,821     1,648,327      1,627,144      1,871,684     2,050,280
                                 -----------  -----------   -----------   -----------    -----------    -----------   -----------
 Total operating expenses            866,577      989,449     1,856,026     1,985,815      2,003,943      2,299,115     2,534,960
                                 -----------  -----------   -----------   -----------    -----------    -----------   -----------
 Operating margin                    778,700    2,025,013     2,803,713     4,402,525      5,193,269      6,021,203     6,820,179
    Less: Minority interest of
    limited partners               (151,742)    (372,324)     (524,066)     (829,765)    (1,004,413)    (1,176,996)   (1,342,442)
                                 -----------  -----------   -----------   -----------    -----------    -----------   -----------
 Net operating margin to
    Company                         $626,958   $1,652,689    $2,279,647    $3,572,760     $4,188,856     $4,844,207    $5,477,737
                                 -----------  -----------   -----------   -----------    -----------    -----------   -----------
 Capital expenditures                      0   $1,010,227    $1,010,227    $1,628,796     $1,858,646     $1,880,310    $2,063,474
    Less: Minority interest of
    limited partners                       0    (191,945)     (191,945)     (315,659)      (371,729)      (376,062)     (412,695)
                                              -----------   -----------   -----------    -----------    -----------   -----------
 Net capital expenditure for
    Company                                0     $818,282      $818,282    $1,313,137     $1,486,917     $1,504,248    $1,650,779
                                              -----------   -----------   -----------    -----------    -----------   -----------

                                                        2000
                                                        ----
 Net units of production
    Oil (MBbls)                                        444,080
    Gas(MMcf)                                          848,259
 Unit price assumptions
    Oil                                                 $19.71
    Gas                                                  $2.50
 Revenues -
    Oil                                             $8,753,443
    Gas                                              2,122,354
                                                 -------------
 Total revenues                                    $10,875,796
 Expenses:
    Production taxes                                   587,044
    Operating                                        2,121,036
                                                 -------------
 Total operating expenses                            2,708,080
                                                 -------------
 Operating margin                                    8,167,716
    Less: Minority interest of
    limited partners                                (1,616,588)
                                                 -------------
 Net operating margin to
    Company                                         $6,551,128
                                                 -------------

 Capital expenditures                               $1,988,032
    Less: Minority interest of
    limited partners                                  (397,606)
                                                 -------------
 Net capital expenditure for
    Company                                         $1,590,426
                                                 -------------

Note: The expenses shown on the above schedule do not include any general and administrative expenses of the Company or any provision for debt service.

                                RIO GRANDE, INC.
               PRO FORMA SCHEDULE OF REVENUES, OPERATING EXPENSES
                            AND CAPITAL EXPENDITURES

                           PROVED PRODUCING RESERVES
                (AS SUMMARIZED FROM RESERVE REPORT EXHIBIT ___)

                                        Actual         Pro forma          Total
                                       5 months         7 months         12 months
                                         1995             1995             1995          1996          1997         1998
                                         ----             ----             ----          ----          ----         ----
 Net units of production
    Oil (MBbls)                           43,266           58,377          101,643        83,549       70,494        57,635
    Gas(MMcf)                            538,386          700,951        1,239,337       882,108      554,684       445,243
 Unit price assumptions
    Oil                                   $17.62           $15.47           $16.39        $16.05       $16,84        $17.69
    Gas                                    $1.64            $1.88            $1.78         $1.95        $2.02         $2.13
 Revenues -
    Oil                                 $762,442         $903,368       $1,665,810    $1,340,603   $1,186,813    $1,019,324
    Gas                                  882,835        1,318,252        2,201,087     1,721,593    1,122,163       946,562
                                     -----------     ------------     ------------   -----------  -----------  ------------
 Total revenues                       $1,645,277       $2,221,620       $3,866,897    $3,062,196   $2,308,975    $1,965,887
 Expenses:
    Production taxes                      53,244          106,389          159,633       154,040      136,531       119,219
    Operating                            813,333          701,887        1,515,220     1,212,422      950,686       841,528
                                     -----------     ------------     ------------   -----------  -----------  ------------
 Total operating expenses                866,577          808,276        1,674,853     1,366,462    1,087,217       960,747
                                     -----------     ------------     ------------   -----------  -----------  ------------
 Operating margin                        778,700        1,413,344        2,192,044     1,695,734    1,221,758     1,005,140
    Less: Minority interest of
    limited partners                   (151,742)        (270,477)        (422,219)     (322,458)    (231,231)     (190,277)
                                     -----------     ------------     ------------   -----------  -----------  ------------
 Net operating margin to
    Company                             $626,958       $1,142,867       $1,769,825    $1,373,277     $990,527      $814,863
                                     -----------     ------------     ------------   -----------  -----------  ------------

                                             1999          2000       Remaining
                                             ----          ----       ---------
 Net units of production
    Oil (MBbls)                               44,201        36,960        172,663
    Gas(MMcf)                                373,316       320,289      1,430,350
 Unit price assumptions
    Oil                                       $18.73        $19.63         $24.47
    Gas                                        $2.21         $2.30          $2.66
 Revenues -
    Oil                                     $827,703      $725,382     $4,225,572
    Gas                                      824,759       735,073      3,797,814
 Total revenues                           $1,652,462    $1,460,455     $8,023,386
                                         -----------   -----------    -----------
 Expenses:
    Production taxes                         105,799        93,488        547,620
    Operating                                903,768       682,693      4,460,470

 Total operating expenses                  1,009,567       776,181      5,008,090
                                         -----------   -----------    -----------
 Operating margin                            642,895       684,274      3,015,296
    Less: Minority interest of
    limited partners                       (119,777)     (129,724)      (613,105)
                                         -----------   -----------    -----------
 Net operating margin to
    Company                                 $523,118      $554,551     $2,402,191
                                         -----------   -----------    -----------

 Note: The expenses shown on the above schedule do not include any general and administrative expenses of the Company or any provision for debt service.

                                RIO GRANDE, INC.
               PRO FORMA SCHEDULE OF REVENUES, OPERATING EXPENSES
                            AND CAPITAL EXPENDITURES

                         PROVED NON-PRODUCING RESERVES
                (AS SUMMARIZED FROM RESERVE REPORT EXHIBIT ___)


                                       Pro forma
                                       7 months
                                         1995             1996             1997              1998             1999
                                         ----             ----             ----              ----             ----
 Net units of production
    Oil (MBbls)                            8,278           29,972           25,464           20,977           12,947
    Gas(MMcf)                            249,273          815,104          673,305          483,720          351,015
 Unit price assumptions
    Oil                                   $16,08           $16.69           $18.14           $18.43           $12.57
    Gas                                    $1.73            $1.75            $1.83            $1.93            $2.04
 Revenues -
    Oil                                 $133,095         $500,334         $461,876         $386,678         $162,729
    Gas                                  431,242        1,426,432        1,232,148          933,580          716,071
                                      ----------      -----------      -----------      -----------       ----------
 Total revenues                         $564,337       $1,926,766       $1,694,024       $1,320,258         $878,800
 Expenses:
    Production taxes                      84,370          107,352           78,904           58,517           43,587
    Operating                             47,183          220,554          249,246          293,336          148,247
                                      ----------      -----------      -----------      -----------       ----------
 Total operating expenses                131,553          327,906          328,330          351,853          191,834
                                      ----------      -----------      -----------      -----------       ----------
 Operating margin                        432,784        1,598,860        1,365,694          968,405          686,966
    Less: Minority interest of
    limited partners                    (86,557)        (319,772)        (273,139)        (193,681)        (137,393)
                                      ----------      -----------      -----------      -----------       ----------
 Net operating margin to                $346,227       $1,279,088       $1,092,555         $774,724         $549,573
                                      ----------      -----------      -----------      -----------       ----------
 Capital expenditures                   $718,837          $64,637          $56,787           $6,184         $160,442
    Less: Minority interest of
    limited partners                   (143,767)         (12,927)         (11,357)          (1,237)         (32,088)
                                      ----------      -----------      -----------      -----------       ----------
 Net capital expenditure for
    Company                             $575,070          $51,710          $45,430           $4,947         $128,354
                                      ----------      -----------      -----------      -----------       ----------

                                                    2000          Remaining          Total
                                                    ----          ---------          -----
 Net units of production
    Oil (MBbls)                                      6,990           25,545          130,173
    Gas(MMcf)                                      273,324        1,074,919        3,920,660
 Unit price assumptions
    Oil                                             $20.82           $23.35
    Gas                                              $2.12            $2.46
 Revenues -
    Oil                                           $145,499         $596,487       $2,386,699
    Gas                                            579,447        2,644,301        7,963,220
                                               -----------     ------------    -------------
 Total revenues                                   $724,946       $3,240,788      $10,349,919
 Expenses:
    Production taxes                                70,352          170,626          613,708
    Operating                                      163,087          736,307        1,858,140
                                               -----------     ------------    -------------
 Total operating expenses                          233,439          906,933        2,471,848
                                               -----------     ------------    -------------
 Operating margin                                  491,507        2,333,855        7,878,071
    Less: Minority interest of
    limited partners                              (98,301)        (466,771)      (1,575,614)
                                               -----------     ------------    -------------
 Net operating margin to                          $393,206       $1,867,084       $6,302,457
                                               -----------     ------------    -------------
 Capital expenditures                              $85,000               $0       $1,091,887
    Less: Minority interest of
    limited partners                              (17,000)                0        (218,377)
                                               -----------     ------------    -------------
 Net capital expenditure for
    Company                                        $68,000               $0         $873,510
                                               -----------     ------------    -------------


 Note: The expenses shown on the above schedule do not include any general and administrative expenses of the Company or any provision for debt service.

                                RIO GRANDE, INC.
               PRO FORMA SCHEDULE OF REVENUES, OPERATING EXPENSES
                            AND CAPITAL EXPENDITURES

                          PROVED UNDEVELOPED RESERVES
                (AS SUMMARIZED FROM RESERVE REPORT EXHIBIT ___)

                                       Pro forma
                                        7 months
                                          1995           1996            1997           1998          1999           2000
                                          ----           ----            ----           ----          ----           ----
 Net units of production
    Oil (MBbls)                            6,370         61,081         158,355        246,659       324,399        400,130
    Gas(MMcf)                             52,906        174,995         191,420        222,635       246,278        254,646
 Unit price assumptions
    Oil                                   $15.90         $16.29          $17.03         $17.88        $18.76         $19.70
    Gas                                    $2.40          $2.31           $2.60          $2.80         $3.00          $3.17
 Revenues -
    Oil                                 $101,283       $995,009      $2,696,786     $4,410,263    $6,085,725     $7,882,561
    Gas                                  127,222        404,369         497,427        623,910       738,152        807,834
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Total revenues                         $212,744     $1,307,403      $3,135,920     $4,987,724    $6,786,863     $8,660,900
 Expenses:
    Production taxes                      14,202         76,096         161,364        249,695       335,294        423,204
    Operating                             35,418        215,351         427,032        736,820       998,265      1,275,256
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Total operating expenses                 49,620        291,447         588,396        986,515     1,333,559      1,698,460
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Operating margin                        163,124      1,015,956       2,547,524      4,001,209     5,453,304      6,962,440
    Less: Minority interest of
    limited partners                    (15,291)      (187,536)       (500,043)      (793,038)   (1,085,272)    (1,388,563)
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Net operating margin to
    Company                             $147,833       $828,420      $2,047,481     $3,208,171    $4,368,032     $5,573,877
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Capital expenditures                   $291,390     $1,564,159      $1,801,859     $1,874,126    $1,903,032     $1,903,032
    Less: Minority interest of
    limited partners                    (48,178)      (302,732)       (360,372)      (374,825)     (380,606)      (380,606)
                                      ----------   ------------    ------------    -----------   -----------   ------------
 Net capital expenditure for
     Company                            $243,212     $1,261,427      $1,441,487     $1,499,301    $1,522,426     $1,522,426
                                      ----------   ------------    ------------    -----------   -----------   ------------

                                                          Remaining          TOTAL
                                                          ---------          -----
 Net units of production
    Oil (MBbls)                                           1,350,576        2,547,570
    Gas(MMcf)                                               526,576        1,669,456
 Unit price assumptions
    Oil                                                      $22.25
    Gas                                                       $3.38
 Revenues -
    Oil                                                 $30,052,830      $52,224,457
    Gas                                                   1,781,711        4,960,625
                                                       ------------     ------------
 Total revenues                                         $31,834,541      $56,926,095
 Expenses:
    Production taxes                                      1,519,229        2,779,084
    Operating                                             6,422,486       10,110,628
                                                       ------------     ------------
 Total operating expenses                                 7,941,715       12,889,712
                                                       ------------     ------------
 Operating margin
    Less: Minority interest of                           23,892,826       44,036,383
    limited partners                                    (4,772,722)       (8,742,465
                                                       ------------     ------------
 Net operating margin to
     Company                                            $19,120,104      $35,293,918
                                                       ------------     ------------
 Capital expenditures
    Less: Minority interest of                           $1,903,032      $11,240,630
    limited partners                                      (380,606)      (2,227,926)
                                                       ------------     ------------
 Net capital expenditure for
     Company                                             $1,522,426       $9,012,704
                                                       ------------     ------------

 Note: The expenses shown on the above schedule do not include any general and administrative expenses of the Company or any provision for debt service.

                             FINANCIAL INFORMATION

         Set forth below are condensed combined financial statements for the four month period ended May 31, 1995.

                       RIO GRANDE, INC. AND SUBSIDIARIES
                      Condensed Combined Balance Sheets(1)
                             (Dollars in thousands)
                                  (unaudited)


                                                           Historical           Pro Forma            Pro Forma
                                                         --------------      ---------------       --------------
                                                          May 31, 1995        Adjustment(2)         May 31, 1995
                                                         --------------      ---------------       --------------
                        ASSETS
                        ------
 Current assets:
          Cash and cash equivalents                     $                               1,855               2,253
                                                                     398
          Receivables:  Trade and other                              603                    -                 603
          Prepaid expenses and other                                  47                    -                  47
                                                          --------------              -------          ----------
                  Total current assets                             1,048                    -               2,903
                                                                                            -               -----
 Property and equipment, at cost                                   8,081                    -               8,081
          Less accumulated depreciation,                           2,829                    -               2,829
                                                          --------------              -------          ----------
 depletion and amortization
                  Net property and                                 5,252                    -               5,252
                  equipment
 Other assets                                                      1,100                  145               1,245
                                                          --------------              -------          ----------
                                                          $        7,400                                   $9,400
                                                          ==============                               ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

 Current liabilities:

          Accounts payable                                           291                    -                 291
                                                                                            =                 ===
          Accrued expenses                                            77                    -                  77

          Current installments of long-term debt                     515                    -                 515
                                                          --------------              -------          ----------
                  Total current liabilities                          883                    -                 883


 Accrued platform abandonment expense                                961                                      961
 Minority interest combined limited partnership                    1,095                    -               1,095
 Long-term debt, excluding current installments                    1,623                2,000               3,623
                                                          --------------              -------          ----------
          Total Liabilities                                        4,562                    -               5,679


 Shareholders' equity                                              2,838                    -               2,838

                                                          ==============              =======          ==========
                                                          $        7,400                    -              $9,400
                                                          ==============              =======          ==========

 (1) The notes to the financial statements contained in Form 10-K for the period ended January 31, 1995 and Form 10- QSB for the period ended April 30, 1995 are an integral part of these financial statements. See Exhibit A-1, A-2.
(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Pro Forma Adjustments" for description of pro forma adjustments.

                       Rio Grande, inc. and subsidiaries
                  Condensed Combined Statements of Operations
                 (Dollars in thousands, except per share data)
                                  (unaudited)

                                                                            Four Months Ended May 31
                                                                   -----------------------------------------
                                                                       1995                        1994
                                                                   ----------------          ---------------
 REVENUES:

          Oil and gas leases                                       $       1,306                     1,258
                                                                   -------------               -----------
          Total revenues                                                   1,306                     1,258
                                                                   -------------               -----------
 COSTS AND EXPENSES:
          Lease operating and other production                               652                       376
             expense

          Dry hole costs                                                      --                        --
          Depreciation, depletion and                                        457                       375
             amortization
          Provisions for abandonment                                          60                        68
          General and administrative                                         414                       300
                                                                   -------------               -----------
          Total costs and expenses
                                                                           1,583                     1,119
                                                                   -------------               -----------
 EARNINGS (LOSS) FROM OPERATIONS                                           (277)                       139
                                                                   -------------               -----------
 OTHER INCOME (EXPENSES):
          Interest expense                                                 (105)                      (18)

          Interest income                                                     16                        10
          Gain on sale of assets                                           1,095                        42
          Other (net)                                                        (8)                        13
          Minority interest in earnings of
             combined limited partnership                                  (203)                      (86)
                                                                   -------------               -----------
          Total other income (expenses)                                      795                      (39)
                                                                   -------------               -----------
 Earnings (loss) from continuing operations                                  518                       100
 State income and franchise taxes                                              2                         6
                                                                   -------------               -----------
 NET EARNINGS (LOSS)                                                         516                        94
                                                                   =============               ===========

The notes to the financial statements contained in Form 10-K for the period ended January 31, 1995 and Form 10-QSB for the period ended April 30, 1995 are an integral part of these financial statements. See Exhibit A-1, A-2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Results of Operation Reference should be made to Rio Grande, Inc. and Subsidiaries' Form 10-K report filed for the year ended January 31, 1995 and the Form 10-QSB report filed for the quarter ended April 30, 1995 for additional details of the Company's results of operations for fiscal year 1995 and the four-month period ended May 31, 1995. All material items included in the accompanying notes to those reports have not changed except as a result of normal transactions during the interim and items disclosed below.

         Four Months Ended May 31, 1995 For the first quarter and one month ended May 31, 1995, consolidated revenues from the sale of oil and gas products was approximately $1,306,000. Total product sold for the four month period was approximately 36,000 Bbls oil and condensate and 435 Mmcf gas. The average price of oil and gas products sold during this period was approximately $17.19 per barrel and $1.63 per Mcf. Production costs and other related miscellaneous expenses were approximately $652,000. The provision for the plugging and abandonment cost of the offshore platforms and wells owned by Offshore for the first quarter and one month ended May 31, 1995 was approximately $60,000. During the same period, approximately $44,500 received from the sale of oil and gas was deposited to Offshore's escrow account maintained by an independent trust agent.

         Depletion of oil and gas properties for the first quarter and one month ended May 31, 1995 based on the units of production method was approximately $435,000.

         General and administrative expenses for the first quarter and one month ended May 31, 1995 were approximately $414,000. Interest expense of approximately $105,000 was incurred on the Company's outstanding debt for the funding of oil and gas property acquisitions.

         The loss from operations of ($277,000) was primarily attributable to generally lower prices for oil and gas and to increased operating expenses related to the Pyramid acquisition.

         During May 1995, Offshore sold its interest in a certain oil and gas property located offshore of Louisiana recognizing a gain on the sale of approximately $1,085,000. Other gain recognized by the Company was for sale of salvage equipment.

         Due to the Company's existing net operating loss carryforward, income tax effect on the Company's net income for the first quarter and one month ended May 31, 1995 will be minimal. Therefore, no income tax provision was considered necessary.

         Increases in revenues, costs and expenses for the four month period ended May 31, 1995 compared to the same period ended May 31, 1994 are primarily attributable to the operations of the properties acquired in 1994.

         Liquidity and Capital Resources In May 1995, Rio Grande Offshore, Ltd. sold its interest in a certain oil and gas property located offshore of Louisiana. Proceeds from the sale of this property were approximately $1,290,000, which resulted in a gain on sale to the partnership of approximately $1,085,000. Drilling, as an eighty percent (80%) partner, received a cash distribution of approximately $1,032,000 from the sale, of which $800,000 was applied as a principal reduction on the Company's outstanding bank indebtedness, which is secured by substantially all of the Company's interest in the properties owned by Offshore. Effective July 27, 1995, the Company sold its interest in certain additional properties for approximately $184,000 and applied $170,000 of the proceeds to a further reduction of its bank indebtedness. As a result of this most recent reduction, the bank has agreed to restructure the Company's monthly principal and interest payments through May 31, 1996. The monthly payments of principal and interest will be set at $50,000 through August 1995, $55,000 through December 1995 and $61,000 through May 1996, the maturity date for the bank debt. The bank, at its sole discretion, has the option to renew or extend the maturity date of the Company's bank indebtedness. It is expected that the principal balance remaining on the bank indebtedness will be approximately $1.4 million at May 31, 1996, the current maturity date. No assurances can be given that the Bank will agree to renew, extend or restructure the Company's bank debt.

         Based upon the current level of operations, the Company believes that its cash flow from operations, together with the proceeds from the sale of the Units offered hereby, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments through May 1996. If the Company is unable to generate cash flow from operations in the future which is adequate to service its debt or the bank is unwilling to renew or extend the maturity date of the current bank debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained. The Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

         Lower gas prices are the primary reason for the decline in the Company's financial performance during the first quarter and one month ended May 31, 1995. Approximately seventy percent (70%) of the Company's sales production volume is from gas. The average price for the first quarter and one month ended May 31, 1995 was approximately sixty cents per MCF less than the average for the first quarter and one month ended May 31, 1994.

         The Company has monitored operating expenses closely during this period of lower gas prices. The workover of wells necessary to maintain production will be funded from working capital, however, any significant recompletions or additional acquisitions will require the Company to obtain additional working capital.

         The Company is not obligated to provide a fixed or determinable quantity of oil or gas in the future under any existing contracts, agreements or any hedge or swap arrangements.

         Pro Forma Adjustment

         The pro forma adjustments are prepared assuming that the Maximum Offering occurred on May 31, 1995. Prior to the application of the proceeds, the Company cash would increase by $1.855 million, deferred cost would increase by the $145,000 in estimated total costs of the Offering and long-term debt would increase by the face value of the subordinated debt. It is assumed that the detachable warrants would have no material value on the offering date.

         At July 31, 1995, 5,552,760 shares were outstanding and 375,000 incentive and non-qualified options had been granted for a total of 5,927,760 fully diluted shares. An additional 535,500 options are anticipated to be granted during August 1995 under the 1995 Incentive Stock Option Plan and the 1995 Non-Qualified Stock Option Plan, both of which were approved at the Company's Annual Meeting on June 1, 1995. See "Management." The Maximum Offering provides for warrants to purchase 1,388,160 shares which, when combined with currently outstanding shares and shares to be issued upon the exercise of existing and currently anticipated stock options, would result in a total of, 7,851,420 fully diluted shares outstanding. Per share amounts set forth herein have been calculated using 7,851,420 as the number of fully diluted shares outstanding.

                                   MANAGEMENT

         Robert A. Buschman, 68, is Chairman of the Board of Directors and the Chief Executive Officer of the Company. Prior to joining the Company in February 1979, Mr. Buschman was President, Chief Executive Officer and a Director of Dixilyn-Field Drilling Company, a subsidiary of Panhandle Eastern Pipeline Company, from April 1978 to February 1979. Mr. Buschman has served as President and a member of the Board of Directors of the International Association of Drilling Contractors and the Texas Mid-Continent Oil and Gas Association.

         Guy Bob Buschman, 44, President and a Director, organized the Company in April 1978. Mr. Buschman was employed by Field International Drilling Company from August 1973 through March 1978 and held various positions with that company, including domestic and international safety and insurance manager and supervisor of shipyard construction of offshore drilling rigs. He also held foreign assignments in Trinidad-Tobago, the Republic of Singapore and Egypt. He is a past director of the International Association of Drilling Contractors and is presently a director of the Texas Mid-Continent Oil and Gas Association.

         John G. Hurd, a Director, 80, has been managing general partner of Hurd Enterprises, Ltd. and Hurd Investments, Ltd., both limited partnerships which are engaged in the business of oil production, ranching and investments, for more than the past five years. Mr. Hurd served as United States Ambassador to the Republic of South Africa from 1970-1975.

         H. M. (Johnny) Shearin, Jr., 72, a Director, was President of SPG Exploration Corporation from 1971 to 1988. Prior to 1971, Mr. Shearin was Vice President and Manager of Engineering for Core Laboratories, Inc. In 1988, he retired from Quantum Chemical (formerly National Distillers who acquired SPG). From 1988 to present, Mr. Shearin has performed consulting services for various independent operators and oil field service and engineering companies.

         Hobby A. Abshier, 63, a Director, is a General Partner of the AM Fund and for the past 10 years has been a General Partner and co-founder of Triad Ventures Limited. Prior to entering the venture capital business, he spent 21 years at Rotan Mosle, Inc., a regional investment banking firm, as a partner and a member of its Board of Directors. Mr. Abshier is on the Board of Directors of Technology Works, DTM Corp., B'trieve Technologies, all in Austin, Texas and Dawson Well Servicing, Inc., San Antonio, Texas.

         Ralph F. Cox, 62, a Director, is currently self-employed as an energy management consultant. For four years prior thereto, Mr. Cox was President of Greenhill Petroleum Corporation, a subsidiary of Western Mining Corporation. From 1985 through 1990, he served as President and Chief Operating Officer of Union Pacific Resources Company, a petroleum exploration and production company. Before 1985, Mr. Cox spent 31 years with Atlantic Richfield Company ("ARCO"), joining the

ARCO board in 1978, assuming responsibility for ARCO's worldwide petroleum exploration and production activities and minerals exploration and production activities in 1984, and culminating with his election as Vice Chairman of ARCO in 1985. Mr. Cox serves as a director of Bonneville Pacific Corporation, an independent power company, as a director of Cham Hill, engineering consulting firm, and as Independent Trustee for The Fidelity Group of Funds. Mr. Cox holds a Bachelor of Science in Petroleum Engineering and a Bachelor of Science in Mechanical Engineering from Texas A & M University.

         Guy Bob Buschman is the son of Robert A. Buschman. Ralph Cox is the brother-in-law to Robert A. Buschman and uncle to Guy Bob Buschman. There are no other family relationships in the Company

         At the Annual Meeting of Shareholders held June 1, 1995, the Company's shareholders approved the 1995 Incentive Stock Option Plan, which reserved 500,000 shares of the Company's common stock for the plan, and the 1995 Non-Qualified Stock Option Plan, which reserved 525,000 shares of the Company's common stock for the non-qualified option plan. The 1995 Non-Qualified Stock Option Plan provides that non-employee directors who, at the date of their election to the Board of Directors, have not previously been granted options in the 1995 Non-Qualified Option Plan, are automatically granted options to purchase 50,000 shares pursuant to the plan. Each year thereafter, upon reelection to the Board, the non-employee directors will be granted additional options to purchase 5, 000 shares of the Company's common stock. On June 1, 1995, four (4) non-employee directors, Messrs. Abshier, Hurd, Shearin and Cox, were elected who are qualified to receive 50,000 options each for a total of 200,000 options. It is anticipated that these options will be granted to the non-employee directors by the Company's Compensation Committee in August 1995 at an option price of $.45 per share.

         It is anticipated that the Company's Compensation Committee will also grant 335,500 options pursuant to the 1995 Incentive Stock Option Plan to employees of the Company in August 1995 at an option price of $.40 per share. Among the incentive stock options to be granted are 100,000 to Robert A. Buschman and 100,000 to Guy Bob Buschman, directors and officers of the Company.

         The total fully-diluted shares of Common Stock outstanding inclusive of the shares to be issued upon the exercise of all existing and currently anticipated stock options and the Warrant shares assuming the Maximum Offering would be 7,851,420.

                              CERTAIN TRANSACTIONS

         Under the terms of the Offshore Partnership Agreement, the limited partners are required to contribute their proportionate part of any acquisition costs or development costs that Drilling, as General Partner, determines to incur. If they choose not to participate, their interests are adjusted to take into account their non-participation.

Since formation of the Offshore, Robert A. Buschman, Chairman and Chief Executive Officer, has made capital contributions to Offshore equal to approximately $817,000, equivalent to his ten percent ownership interest in Offshore, for acquisitions and development costs.

         Under the Partnership Agreement, Drilling may have Offshore's direct expenses billed directly to and paid by Offshore and is entitled to reimbursement out of Offshore funds for any and all actual costs and expenses incurred while acting on behalf of Offshore. These direct expenses generally include actual operating expenses of the oil and gas properties owned by
Offshore.   As operator of the oil and gas properties acquired in July 1994,
Drilling assesses the participating working interest owners, including Offshore, for overhead based on the Council of Petroleum Accountants Societies ("COPAS") monthly rates. COPAS overhead rates are charged on an individual well basis to reimburse the operator for the general costs of executive and administrative functions incurred by the corporate office for operating the wells. The COPAS overhead rate per well is normally adjusted annually based on published inflationary increases. The COPAS overhead fees charged to Offshore for the period from July 1994 through January 31, 1995 were $432,000, and for the four month period ended May 31, 1995 were $229,000. The COPAS charges attributable to Drilling's eighty percent (80%) partnership interest in Offshore for the respective periods were $345,600 and $183,200, respectively. Robert A. Buschman's partnership interest incurred a charge of $43,200 and $22,900, respectively, for the same periods.

         Under the Partnership Agreement, Drilling is not entitled to reimbursement for costs and expenses associated with the maintenance of the books and records of Offshore or the preparation of any type of financial statement or report with respect to Offshore operations unless such documents are prepared by a third party. In addition to the fees discussed above, Drilling receives a monthly fee of $1,000 per month as compensation for the services it renders to Offshore. This fee may not be changed without the unanimous consent of the partners. In accordance with the terms of the Partnership Agreement, Drilling has received $12,000 for each of the years ended January 31, 1995 and 1994 and $4,000 for the four month period ended May 31, 1995. For fiscal years ended January 31, 1994 and 1995 and the four month period ended May 31, 1995, the Company's total general and administrative
expenses were  $907,000, $1,152,000, and $414,000, respectively.   The Company
intends to request consents from the limited partners of Offshore to increase the allocation of general and administrative expenses of Drilling to Offshore and to request retroactive adjustment of the overhead allocations to the beginning of the current fiscal year. No assurance can be given that the requisite consents will be obtained.

         During fiscal 1994 and 1995, certain officers and directors participated with the Company in the acquisition of oil and gas leases. The officers and directors paid approximately $44,000 for their proportionate share of acquisitions for such properties.

                                  RISK FACTORS

         THE UNITS OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE PURCHASERS SHOULD CAREFULLY READ THIS ENTIRE MEMORANDUM AND SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

PRICE VOLATILITY; INDUSTRY CONDITIONS; IMPACT ON COMPANY'S PROFITABILITY

         The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. Any material decline in the prices of crude oil and natural gas could have a material adverse effect on the Company's financial condition and results of operations and would result in reduced cash flow and borrowing capacity. In such event, no assurances can be given that the Company would be able to meet its current obligations.

         Sales of crude oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of crude oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its crude oil and natural gas. If market factors were to change, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

         In addition, declines in crude oil and natural gas prices might, under certain circumstances, require a write- down of the book value of the Company's crude oil and natural gas properties. If such declines were substantial, they could result in the occurrence of an event of default under the Company's financing agreements with its bank lender that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital or an alternative source of borrowed funds. Substantially all of the assets of the Company, including the producing properties, are pledged as security to the Company's bank debt, to which the Notes offered hereby are subordinated in all respects. See "Risk Factors - Leverage and Debt Service."

LEVERAGE AND DEBT SERVICE

         As of May 31, 1995, the Company's total debt and stockholders' equity were approximately $2.1 and $2.8 million, respectively. As a result of the sale of certain oil and gas properties on July 27, 1995 and the application of $170,000 of the $184,000 proceeds from such sale to the reduction of the Company's indebtedness with the bank, the Company's bank lender has agreed to restructure the Company's monthly principal and interest payments through May 31, 1996. The restructured monthly payments of principal and interest would be $50,000 through August 1995, $55,000 through December 1995 and $61,000 through May 1996. The bank, in its sole discretion, may determine whether to permit the Company to renew and/or extend the maturity date of the Company's indebtedness. On May 31, 1996, the current maturity date of the bank indebtedness, approximately $1.4 million is expected to be outstanding on the Company's loan. No assurance can be given that the Bank will agree to renew, extend or restructure the Company's bank debt.

         Based upon the current level of operations, the Company believes that its cash flow from operations will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments through May 1996. If the Company is unable to generate cash flow from operations in the future adequate to service its debt, or the bank does not extend the maturity date of the current debt, the Company may be required to refinance all or a portion of its existing debt, to obtain additional financing, or to apply some of the proceeds of the Offering to reduce the bank debt. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained. The Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which, in turn, will be subject to prevailing prices for crude oil and natural gas, to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

         Substantially all of the assets of the Company are pledged to secure the Company's bank debt, to which the Notes offered hereby are subordinated in all respects. If the Company were to default under the agreement with its bank lender and did not otherwise have the ability to pay the Bank, the Bank could accelerate the indebtedness and commence foreclosure procedures on the collateral securing the loan, which consists of substantially all of the Company's oil and gas properties. See "Senior Indebtedness" and "Description of Notes and Note Purchase Agreement."

RELIANCE ON ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUES; DEPLETION OF RESERVES

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth in this Memorandum represent only estimates and the actual reserves may vary materially from the estimated reserves. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time and that may vary materially and adversely from assumed levels. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon the Company's level of success in acquiring or finding additional reserves.

DEPENDENCE ON KEY PERSONNEL

         The Company depends to a large extent on Robert A. Buschman, Guy Bob Buschman and H. M. Shearin, Jr. for its management and business and industry contacts. The unavailability of any of the foregoing individuals could have a material adverse effect on the Company's financial condition and results of operations. The Company's success is also dependent upon its ability to employ and retain skilled technical personnel. While the Company has not to date experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its financial condition and results of operations.

OPERATING LEVERAGE

         The Company's production costs and its general and administrative expenses increased significantly as a result of an acquisition of operated properties during 1994. The Company intends to increase its future revenues through development and exploratory drilling activities and through acquisitions. The Company's ability to operate profitably in the future will be dependent upon the Company's ability to achieve such revenue growth and/or to effect meaningful expense reductions.

LIQUIDITY

         The Units offered hereby, including the Notes, Warrants, and shares of Common Stock purchasable upon exercise of the Warrants, are being sold in reliance on exemptions from the Securities Act of 1933 and the provisions of applicable state securities laws, and may not be resold unless they are subsequently registered under the Act and applicable state securities laws or an opinion of counsel satisfactory to the Company has been obtained that such registration is not required. The Company is not currently contemplating any such registration. Although the Company's Common Stock is available for trading on the pink sheets, there is no active trading market for the Common Stock. There is no market for the Units, Notes, or Warrants, and it is unlikely that a market will be available in the future.

         The Notes are transferable only in accordance with the Note Purchase Agreement, and the Warrants are transferable only in accordance with the Warrant Agreement. Holders of Units may not be able to liquidate their investments in the event of an emergency or for any other reason, and should therefore be aware of the lack of liquidity of the Units, Notes, Warrants, and shares of Common Stock underlying the Warrants. See "Description of Warrants" and "Description of Notes and Note Purchase Agreement."

OPERATING HAZARDS; UNINSURED RISKS

         The nature of the crude oil and natural gas business involves certain operating hazards such as crude oil and natural gas blowouts, explosions, formations with abnormal pressures, cratering and crude oil spills and fires, any of which could result in damage to or destruction of crude oil and natural gas wells, destruction of producing facilities, damage to life or property, suspension of operations, environmental damage and possible liability to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

COMPETITION

         The Company operates in a highly competitive environment. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its crude oil and natural gas production, the Company faces intense competition from both major and independent crude oil and natural gas companies, as well as from numerous individuals, drilling programs and marketers. Many of these competitors have financial and other resources substantially in excess of those available to the Company.

ACQUISITION RISKS

         The Company intends to continue to pursue acquisition of producing crude oil and natural gas properties. Although the Company performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily
observable even when an inspection is undertaken.   In addition, there can be
no assurance that the Company will be able to identify attractive acquisition opportunities or consummate acquisitions in the future.

TITLE TO PROPERTIES

         As is customary in the crude oil and natural gas industry, the Company performs a minimal title investigation before acquiring undeveloped properties, which generally consists of obtaining a title report from legal counsel covering title to the major properties and due diligence reviews by independent landmen of the remaining properties. The Company believes that it has satisfactory title to such properties in accordance with standards generally accepted in the crude oil and natural gas industry. A title opinion is obtained prior to the commencement of any drilling operations on such properties. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens none of which the Company believes materially interfere with the use of, or affect the value of, such properties. Substantially all of the Company's interests in properties are also subject to the liens of the Company's bank lender.

GOVERNMENT REGULATION

         The Company's business is subject to certain federal, state and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. There can be no assurance that laws and regulations enacted in the future will not adversely affect the Company's financial condition and results of operations.

                             TERMS OF THE OFFERING

INVESTOR SUITABILITY STANDARDS

         In order to ensure that the offering and sale of the Units is made in compliance with applicable federal and state securities laws and only to persons for whom an investment in the Units is suitable, each investor must meet the criteria of an accredited investor or meet certain non-accredited investor suitability standards.

         In addition, each investor, either alone or with his or her purchaser representative, must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company.

AGENT

         The Units will be offered and sold through the Agent as sales agent on a "best efforts" basis for the Company. There is no firm commitment on the part of the Agent and it is under no obligation to purchase or pay for any of the Units. As compensation for its services and contingent upon the sale of all of the Units offered hereby, the Agent will receive from the Company a fee equal to 4.25% of the aggregate sales price of the Units.

         The Company has agreed to indemnify the Agent against certain civil liabilities, including liabilities arising under the Act.

PLAN OF DISTRIBUTION

         A minimum of sixty (60) and a maximum of eighty (80) Units, consisting of Notes of an aggregate principal amount of $1.5 and $2 million, respectively, and Warrants to purchase a minimum of 979,860 and a maximum of 1,388,160 shares of Common Stock of the Company (depending upon the total amount of the Offering), will be offered to qualified investors. Subject to certain adjustments, the total number of shares of Common Stock of the Company subject to the Warrants varies, depending upon the amount of the Offering, between 15 and 20% of the total shares of Common Stock outstanding on the date hereof, as more fully described herein. See "Description of Warrants."

         The Units will be offered exclusively to investors who are residents of the state of Texas, and under no circumstances will there be more than 35 non-accredited investors. The Agent will receive fees for sales of the Units as described above. If for any reason the Closing does not take place prior to October 31, 1995, all subscription amounts received from investors will be returned with interest, if any, but net of escrow fees.

         Closing of the Offering may occur as soon as subscriptions aggregating a minimum of $1,500,000 have been accepted by the Company. The Company expects to conclude the Offering on or before September 13, 1995. However, the Company reserves the right in its sole discretion to extend the Offering to a date not later than October 31, 1995. If the Offering is extended to a date later than the filing date for the Company's Form 10-QSB for the quarter ended July 31, 1995, the Company intends to supplement this Memorandum by providing prospective investors with a copy of the filed Form 10-QSB for the period ending July 31, 1995 and to provide any investor who has previously subscribed for Units the opportunity to withdraw their subscription. In the event the Offering is not concluded on or before September 13, 1995, the Form 10-QSB for the period ended July 31, 1995 would be deemed to be incorporated by reference in this Memorandum.

         No general solicitation will be permitted in connection with the sale of the Units and offers will be made only to prospective investors who meet the suitability standards set forth above. No general advertising of, or supplemental sales literature will be used in connection with this Offering. All offers will be made solely by delivery of this Memorandum and any amendment or supplement to this Memorandum.

                                 WHO MAY INVEST

         EACH PROSPECTIVE INVESTOR WILL BE REQUIRED TO MEET CERTAIN SUITABILITY REQUIREMENTS. THE PURCHASE OF UNITS IS SUITABLE ONLY FOR INVESTORS WHO HAVE NO NEED FOR LIQUIDITY IN THIS INVESTMENT, WHO HAVE ADEQUATE MEANS OF PROVIDING FOR THEIR CURRENT NEEDS AND CONTINGENCIES, AND WHO CAN ASSUME A COMPLETE LOSS AS A RESULT OF AN INVESTMENT IN THE UNITS.

         Investors should carefully consider the risk factors and other special considerations described under "RISK FACTORS" and the limitations described thereunder with respect to the lack of a market for the Units and the resulting long-term nature of an investment in the Company. The only persons who should subscribe for the Units are those who have adequate financial means to assume such risks.

         Investors are urged to seek independent advice from their tax and legal advisors relating to the suitability of an investment in the Units in the light of their overall financial and tax needs and the legal and tax implications of such an investment.

         Each prospective investor must complete and provide the Agent and the Company with the Confidential Investor Suitability Questionnaire, and the accuracy of the information provided must be warranted by the investor in the Subscription Agreement. A corporation, partnership, trust or other entity desiring to subscribe for Units may be subject to additional requirements.

         Units will be offered and sold only to residents of the State of Texas.

         Offerees and purchasers of Units are entitled, and in some cases may be required by the Company, to employ a purchaser representative (as defined in Regulation D under the Securities Act) to assist them in evaluating the merits and risks of an investment in the Units. Any purchaser representative so employed must comply with the requirements of Regulation D. Any such purchaser representative must be unaffiliated with, and not compensated directly or indirectly by, the Company, the Agent or any affiliate of such persons.

         The Company may require additional information about any prospective investor to assist it in determining whether an investment is suitable for the investor, and the final determination of suitability shall be made by the Company. The Company may also require additional information about any prospective investor to assist it in determining whether the investor qualifies as an accredited investor (as that term is defined in Regulation D and as modified by applicable state securities requirements). In no event shall there be investors who are not accredited investors.

                DESCRIPTION OF NOTES AND NOTE PURCHASE AGREEMENT

         The Notes are to be issued pursuant to a Note Purchase Agreement by and among the Company, Drilling, and the purchasers of Notes (the "Note Purchase Agreement"). The following description of certain provisions of the Notes and the Note Purchase Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the Note Purchase Agreement (including the form of the Notes attached thereto), a copy of which is attached as Exhibit B to this Memorandum. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Note Purchase Agreement. Company and Drilling are obligors on the Notes, but will collectively be referred to in this section of the Memorandum as the "Company".

GENERAL

         The Notes will be limited in the aggregate principal amount to $2,000,000. The Notes are subordinated to Senior Indebtedness of the Company, as hereinafter described. The Notes will be issued in denominations of $25,000 and integral multiples thereof. The Notes will not be secured.

INTEREST, REPAYMENT, DEFAULT AND SUBORDINATION

         The Notes will mature on September 30, 2000 and will bear interest prior to default at 11.50% per annum from the date of issuance or from the most recent payment date to which interest has been paid or provided for, payable in quarterly installments on the last day of December, March, June, and September of each year commencing December 31, 1995. Past due amounts shall bear interest at the interest rate of 14.50% per annum.

         Principal on the Notes shall be paid in quarterly principal payments in amounts calculated in accordance with the quarterly principal payment schedule described below commencing December 31, 1997 and continuing thereafter on the last day of each December, March, June, and September until September 30, 2000, at which time all unpaid principal, together with all accrued and unpaid interest, shall be due and payable. The quarterly principal payment schedule is as follows:

 PRINCIPAL PAYMENTS AS            AGGREGATE AMOUNTS
 A PERCENTAGE OF THE              OF PRINCIPAL PAYMENTS
 ORIGINAL PRINCIPAL BALANCE       (ASSUMING NO OPTIONAL
 (ASSUMING NO OPTIONAL            PREPAYMENTS ARE MADE        AMOUNT OF PRINCIPAL
 PREPAYMENTS ARE MADE)            AND ALL UNITS SOLD)         PAYMENT PER UNIT            DATE DUE AND PAYABLE
 ---------------------            -------------------------   --------------------        --------------------
              3.125%                       $ 62,500                   $  781.25           December 31, 1997
              3.125%                       $ 62,500                   $  781.25           March 31, 1998
              3.125%                       $ 62,500                   $  781.25           June 30, 1998
              3.125%                       $ 62,500                   $  781.25           September 30, 1998
              9.375%                       $187,500                   $2,343.75           December 31, 1998
              9.375%                       $187,500                   $2,343.75           March 31, 1999
              9.375%                       $187,500                   $2,343.75           June 30, 1999
              9.375%                       $187,500                   $2,343.75           September 30, 1999
             12.500%                       $250,000                   $3,125.00           December 31, 1999
             12.500%                       $250,000                   $3,125.00           March 31, 2000
             12.500%                       $250,000                   $3,125.00           June 30, 2000
             12.500%                       $250,000                   $3,125.00           September 30, 2000

         The Company may make prepayments on the Notes, each in an amount not less than $500,000, without payment of any premium or prepayment penalty, provided that no such optional partial prepayment will be allowed that would reduce the aggregate outstanding principal balance of the Notes to less than $500,000. Prepayments shall be applied pro rata to the Notes outstanding at the time of the prepayment.

         Payment of the principal and interest on the Notes is subordinated and junior in right of payment to all Senior Indebtedness, whether now existing or hereafter created. "Senior Indebtedness" means indebtedness of the Company secured by a first priority lien on Property owned by the Company or any Subsidiary, including, but not limited to, debt incurred to refinance, take up, renew or extend the current indebtedness under a loan (the "Senior Loan") from International Bank of Commerce (the "Bank") to the Company evidenced by a Loan Agreement dated July 14, 1994 by and between the Company and the Bank (the "Senior Loan Agreement"), all of which are more fully described below.

         The maturity of the Notes is subject to acceleration upon the occurrence of an Event of Default as hereinafter described.

REPRESENTATIONS AND WARRANTIES

         The Note Purchase Agreement contains a number of representations and warranties by the Company relating to, among other things: (a) organization, good standing, corporate power and authority; (b) authorization, execution, delivery and enforceability of the Note Purchase Agreement and the Notes; (c) ownership of shares of Subsidiaries; (d) compliance with laws and other agreements; (e) certain consents and approvals; (f) absence of material litigation; (g) absence of material defaults under other agreements; (h) taxes;
(i) title to property and leases; (j) licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, and similar matters; (k) absence of payment default under other indebtedness; and (l) absence of any agreement to grant a lien other than a Permitted Lien.

         The Note Purchase Agreement also contains certain representations and warranties by the purchasers of Notes relating to, among other things: (a) knowledge that the Notes have not been registered under the Securities Act of 1933 (as amended from time to time); (b) each purchaser of Notes being a resident of the State of Texas; and (c) the completion of a Purchaser Questionnaire.

         The Note Purchase Agreement provides that all representations and warranties contained in the Note Purchase Agreement survive the execution and delivery of the Note Purchase Agreement, the purchase or transfer of any Note or portion thereof and the payment of any Note, and may be relied upon by any subsequent holder of a Note.

         The Note Purchase Agreement provides for varying levels of rights with respect to inspections of the Company books and records based on the amount of indebtedness held by the Note Holder, the percentage of outstanding principal balance held by a group of Note Holders wishing to perform inspections, and on whether there is a Default or Event of Default.

COVENANTS

         The Note Purchase Agreement contains certain affirmative covenants requiring, among other things, compliance with law in all material respects, maintenance of insurance, maintenance of properties, payment of taxes and claims, and certain other matters. The Company has agreed to provide the Holders periodic financial reports and to give notice to the Holders of any default with respect to the Senior Indebtedness.

         The Note Purchase Agreement also contains certain negative covenants. In the Note Purchase Agreement, the Company covenants that so long as any of the Notes are outstanding, without the prior written consent of the Required Holders (i.e., the Holders of at least 51% in principal amount of the Notes at the time outstanding):

         Recourse Indebtedness. The Company will not allow the ratio of the Recourse Indebtedness to the Qualified Reserves Value to exceed 75% or permit any Subsidiary, other than Drilling, to incur Recourse Indebtedness. Recourse Indebtedness is defined as any Indebtedness of the Company or any Wholly-Owned Subsidiary other than Non-Recourse Indebtedness (i.e., indebtedness with respect to which liability limited solely to the collateral for such indebtedness), but excluding any Indebtedness of the Company owed to any Wholly-Owned Subsidiary or to Offshore and any Indebtedness of any Wholly-Owned Subsidiary owed to the Company or to any other Wholly-Owned Subsidiary or to Offshore. Qualified Reserves Value means the present value of the Future Net Cash Flows (i.e., the sum of net oil sales and net gas sales minus all operating expenses) of the Qualified Reserves discounted at 10% per annum, as determined by the most recent Reserve Report. Reserve Report means a report prepared by Paul R. Clevenger or such other independent engineering firm not objected to by the Required Holders, on the basis of findings and data and on the basis of (a) price parameters or assumptions that have been provided to the Company by the holder of the Senior Indebtedness or that are otherwise acceptable to the holder or holders of Senior Indebtedness, or (b) if price parameters and assumptions are not provided to the Company by any such holder of the Senior Indebtedness or otherwise agreed by the Companies and any holder or holders of Senior Indebtedness, the current spot market prices of hydrocarbons as of the last day of the previous year assuming a five percent (5%) escalation of prices and operating costs each year thereafter.

         Liens. The Company will not create, incur, or suffer to exist any Lien, except the following which shall be "Permitted Liens": (i) Liens for taxes, assessments, or governmental charges or levies on their properties, provided the same shall not at any time be delinquent or thereafter can be paid without penalty or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been adequately provided for on the books of the Company; (ii) Liens imposed by law, such as carriers', warehouseman's and mechanic's liens and other similar Liens arising in the ordinary course of the Company's business which secure payment of obligations not more than 60 days past due; (iii) Liens arising out of pledges or deposits under workman's compensation laws, unemployment insurance, old age pensions, or other Social Security or retirement benefits, or similar legislation; (iv) Liens resulting from utility easements, building restrictions, and such other encumbrances or charges against real property as of are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of the Company; (v) Liens resulting from a lessor's interest under financing leases; (vi) Liens existing on the date hereof and disclosed on Exhibit 11.3 to the Note Purchase Agreement; (vii) first priority Liens given to secure any Senior Indebtedness; (viii) Liens incurred by the Company in connection with or relating to the acquisition of personal property, provided (a) at the time of such acquisition of property, no default exists; and (b) each such Lien shall attach only to the personal property acquired in the transaction by which such Lien was created or assumed.

         Other Negative Covenants. In the Note Purchase Agreement, the Company also agrees, inter alia, that without the consent of the Required Holders (i) it will not enter into certain transactions with an Affiliate except in the ordinary course of business and upon terms no less favorable to the Company than would be obtainable in a comparable arm's length transaction with a non-affiliate; (ii) it will not consolidate or merge with another entity or convey, transfer or lease all or substantially all of its assets unless the successor is a solvent corporation or entity that assumes the obligations referenced by the Notes and immediately after giving effect to the transaction no Default or Event of Default shall have occurred and be continuing; (iii) it will not substantially change the present executive personnel of the Company or change the general character of its business; and (iv) it will not declare or pay a dividend or other distribution or redeem or retire any of its common stock, except that the Company may purchase, redeem or otherwise acquire Odd Lots.

EVENTS OF DEFAULT AND REMEDIES

         The Note Purchase Agreement defines an Event of Default as (i) the failure of the Company to pay installments of principal or interest on any Note when due and the continuance of any such failure for five (5) Business Days,
(ii) the failure of the Company to comply with the obligations contained in Sections 8, 11.2, 11.3, 11.4, 11.5 or 11.6 of the Note Purchase Agreement,
(iii) the failure of the Company in the performance of or in compliance with any of the other terms of the Note Purchase Agreement and the continuance of any such failure for thirty (30) days, (iv) any written representation or warranty by the Company being materially false or incorrect when made, (v) the default by the Company or any Subsidiary in the payment of principal, interest or any premium on the Senior Indebtedness that is outstanding in an aggregate principal amount of at least $200,000.00 beyond any period of grace applicable thereto, or the default by the Company or any Subsidiary in the performance of or in compliance with any term of any evidence of indebtedness in an aggregate principal amount of at least $200,000.00 or of any mortgage, indenture or other agreement relating thereto, or any other condition exists, and as a consequence of such default or condition such indebtedness has been or could be accelerated prior to its stated maturity, (vi) certain events of bankruptcy, insolvency or reorganization in respect of either of the Company or any Subsidiary, (vii) a final judgment or judgments aggregating in excess of $200,000 are rendered against the Company or any Subsidiary which are not, within 60 days after their entry, bonded, discharged or stayed pending appeal, or not discharged within 60 days after the expiration of such stay, or (viii) certain events relating to any "employee benefit plan" (as defined in Section 3 of ERISA) of the Company or certain of the Company's Affiliates.

         If an Event of Default occurs and is continuing under clause (vi), all of the Notes then outstanding shall automatically become due and payable. If any Event of Default described in clause (i) has occurred and is continuing, any Holder of any Note at the time outstanding effected by such Event of Default may declare such Note to be immediately due and payable. If any other Event of Default has occurred and is continuing the Required Holders may declare all of the Notes then outstanding to be immediately due and payable.

         If any Notes have been due and payable by reason of any Event of Default other than an Event of Default as described in clause (vi), the Required Holders may rescind any such acceleration if (a) the Company has paid all overdue interest on the Notes, all principal due and payable on any Notes (other than principal due by reason of such acceleration), and all interest on such overdue principal and overdue interest, at the Default Rate, (b) all of the Events of Default and Defaults (other than the failure to pay amounts that become due fully by reason of such acceleration) have been cured or







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




have been waived pursuant to the terms of the Note Purchase Agreement, and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Note Purchase Agreement or the Notes.

         The Note Purchase Agreement provides that the Company will pay all costs and expenses of the Holders incurred in any enforcement or collection under the remedies provisions of the Note Purchase Agreement including, without limitation, reasonable attorneys fees.

AMENDMENT OF NOTE PURCHASE AGREEMENT

         The Note Purchase Agreement provides that the Note Purchase Agreement and the Notes may be amended and the observance of any term thereof may be waived with the written consent of the Company and the Required Holders, subject to two (2) limitations. The first limitation is that no amendment or waiver of any of the provisions of Section 1 (dealing with the authorization of the issuance of the Notes), Section 2 (dealing with the sale and purchase of the Notes), Section 3 (dealing with the closing of the sale of the Notes),
Section 5 (dealing with conditions to closing), Section 6 (dealing with representations and warranties of the Company), Section 7 (dealing with representations and warranties of the purchasers of the Notes), or Section 22 (dealing with miscellaneous matters) of the Note Purchase Agreement, or of any defined term set forth in the Note Purchase Agreement will be effective as to a particular Holder unless consented to by such Holder. The other limitation is that no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (a) change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, except as provided in the provisions of Section 13 of the Note Purchase Agreement relating to acceleration or rescission, (b) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (c) amend any of Section 9 (dealing with the repayment of the Notes), Section 12(a) (providing that the failure to pay principal due and owing under any Note is an Event of Default if it continues for more than five days), Section 12(b) (providing that the failure to pay interest due and owing under any Note is an Event of Default if it continues for more than five days), Section 13 (dealing with remedies upon an Event of Default), Section 18 (dealing with amendment and waiver) or Section 21 (dealing with Confidential Information). The Note Purchase Agreement provides that the Company will provide each Holder with sufficient information to allow such Holder to make a reasonably informed decision with respect to any proposed amendment, waiver or consent with respect to the Note Purchase Agreement or the Notes. The Company is prohibited from compensating any Holder in order to induce that Holder to enter into any such waiver or amendment unless such compensation is granted on the same terms ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

CONFIDENTIAL INFORMATION

         The Note Purchase Agreement provides that the purchasers of Notes will maintain the confidentiality of confidential information provided by the Company.

                          TERMS OF SENIOR INDEBTEDNESS

         The following summary of the terms of the Company's Senior Indebtedness does not purport to be complete and is qualified in its entirety by reference to the specific terms of the Loan Agreement between the Company and the Senior Lender, a copy of which is attached hereto as Exhibit E.

         The Senior Indebtedness is presently evidenced by the Senior Loan Agreement and by two promissory notes, one in the original principal amount of $5,000,000.00 maturing on May 1, 1996, and one in the original principal amount of $1,000,000.00 maturing on May 1, 1996 (collectively, the "Senior Notes"). The aggregate outstanding balance under the Senior Notes on July 31, 1995 is $1.9 million. The Senior Loan Agreement and the Senior Notes have been modified by letters dated February 27, 1995, May 26, 1995, June 30, 1995 and August 7, 1995 from Senior Lender to the Company. The Senior Indebtedness is secured by liens (the "Mortgages") on substantially all the assets of the Company, including various mineral interests owned by Drilling and Offshore located in Texas, Louisiana, Oklahoma and Montana, and by a Security Agreement given by Offshore covering certain assets of Offshore not otherwise covered by the Mortgages.

         The Company's and Drilling's borrowings under the Senior Loan Agreement is limited to a borrowing base (the "Borrowing Base") equal to the lesser of (i) fifty percent (50%) of the present worth of the future net revenue (discounted at 10%) of the proved producing "Security Properties" (which are defined in the Senior Loan Agreement), or (ii) sixty-five percent (65%) of the present worth of the future net revenue (discounted at 20%) of the proved producing Security Properties. Borrowings under the Senior Loan Agreement are also subject to a "Cash Flow Test" which is a test to determine the amount of net cash flow available for the amortization of the principal balance due under the Senior Notes on a monthly basis within the economic half-life of the income producing Security Properties included in the test.
The Senior Loan Agreement, as amended, provides that a principal and interest payment in the amount of $55,000 is to be made monthly through December 1995, followed by monthly payments of principal and interest in the amount of $61,000.00 each until the maturity of the Senior Notes. The Senior Loan Agreement provides that the Senior Notes may be prepaid in whole or in part without penalty.

         The Senior Loan Agreement provides that, upon the occurrence of an event of default under the Senior Loan Agreement, or if the Cash Flow Test or the Borrowing Base requirements set forth in the Senior Loan Agreement are violated causing an event of default under the Senior Loan Agreement, the Senior Lender may require payments on the Senior Notes of up to one hundred percent (100%) of the proceeds of the sale of production of oil and gas from the Security Properties.

         The Senior Loan Agreement contains a number of affirmative covenants including, among others: (a) a covenant stating that the Company and Drilling will grant liens on certain additional property interests relating to the Security Properties if the Company and Drilling acquire such additional interests; (b) a covenant whereby the Company and Drilling agree to maintain, at all times, a minimum net worth of $1,500,000.00 on a consolidated basis for the Company and its subsidiaries; and (c) a covenant whereby the Company and Drilling agree to indemnify Senior Lender with respect to environmental liabilities relating to the Security Properties.

         The Senior Loan Agreement contains a number of negative covenants, including, among others, negative covenants wherein the Company and Drilling agree that they will not: (a) grant or permit any liens on the Security Properties; (b) violate or fail to comply with any covenant or agreements with regard to other debt; (c) create any additional indebtedness for borrowed money in excess of $250,000.00 in the aggregate (with respect to which negative covenant the Senior Lender has consented to the offering and issuance of the Units described herein); (d) sell, transfer or assign any of the Security Properties, or mortgage, pledge or encumber any oil and gas leases or other oil and gas properties or the income or proceeds of production therefrom, which are not covered by the Mortgages; and (e) permit the sale, transfer, encumbrance or other disposition of any of the assets of Offshore which is not in the ordinary course of Offshore's business.

         The Senior Loan Agreement provides that each of the following constitutes an event of default entitling the Senior Lender to terminate its obligation to lend under the Senior Loan Agreement and declare the Senior Indebtedness immediately due and payable: (a) the failure in the payment when due of any installment of principal and interest on the Senior Notes or of any other indebtedness owed by the Company and Drilling to the Senior Lender if such failure continues for five business days; (b) any representation or warranty furnished or made to the Senior Lender pursuant to the Senior Loan Agreement being untrue in any material respect as of the date of such representation or warranty, or such representation or warranty becoming untrue in any material respect at any time, if such circumstance remains uncured for a period of ten days; (c) default occurs under the terms of any instrument or agreement executed in connection with the Senior Loan if such default remains unremedied for a period of ten days; (d) default in the performance of any other covenant or agreement of the Company and Drilling in the Senior Loan Agreement if such default shall be willful or shall continue for a period of ten days; (e) certain events of bankruptcy, insolvency or reorganization in respect of the Company or Drilling; and (f) the existence of any judgment against the Company or Drilling or the attachment or other levy against the property of the Company or Drilling with respect to a claim which remains unpaid, unstayed, not bonded or not dismissed for a period of 90 days.







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




         The Senior Loan Agreement provides that the Senior Lender shall not be required to release any lien or security interest securing payment of the Senior Loan until all indebtedness of the Company and Drilling to the Senior Lender (other than loans on motor vehicles) are paid in full.

         The Senior Notes provide that the Senior Lender may, at its discretion, declare all sums owing under the Senior Notes immediately due and payable upon deeming itself adversely affected and/or insecure by reason of any material change in the Company's and Drilling's net worth, or by reason of any other material change or condition.

                            DESCRIPTION OF WARRANTS

         The Units described in this Memorandum include Warrants to purchase shares of Common Stock of the Company. The following description of certain terms of the Warrants is a summary only, does not purport to be complete, and is qualified in its entirety by the form of Warrant attached hereto as Exhibit
C. Capitalized terms used herein and not otherwise defined shall have the meanings associated to them in the Warrant.

         The total number of shares of Common Stock of the Company subject to the Warrants varies, depending upon the number of Units sold, between 15 and 20% of the total shares of Common Stock outstanding on the date hereof, as more fully described herein. The Warrants remain outstanding for seven years from the date of the Closing, unless they are detached from the Notes and transferred to persons who are not Affiliates of the holder of the Warrants, in which case they expire on the 31st date following such transfer.

         The exercise price of the Warrants is $.40 per share, subject to adjustment under certain circumstances as described below. The number of shares of Common Stock of the Company subject to purchase pursuant to the Warrant also adjusts under certain circumstances, as described below.

         The percentage equity interest in the Company underlying the Warrants varies from 15 to 20%, depending on the total number of Units sold in the Offering, and is equal to the total number of Units sold divided by four. In that regard, the initial number of shares subject to each of the Warrants can be calculated as follows: (i) 5,552,760 (the number of shares of Common Stock outstanding on the date of this Memorandum) divided by (ii) 400 minus the total Units sold in the Offering. For example, in the case of the Minimum Offering, each Unit would include Warrants to purchase 16,331 shares of Common Stock (i.e., 5,552,760 / (400 - 60), and in the case of the Maximum Offering, each Unit would include Warrants to purchase 17,352 shares of Common Stock (i.e., 5,552,760 / (400 - 80) = 17,352).

         The number of shares subject to the Warrants shall be adjusted proportionately, and the exercise price shall be adjusted proportionately, for any stock splits or stock dividends. If the Company declares and pays any dividends other than common stock or cash, or any other distributions, to holders of common stock, then the holders of the Warrants, upon exercise of the Warrants, are entitled to receive their respective pro-rata share of the dividend, distribution, or right which they would have received if they had exercised the Warrant before the declaration of the dividend, distribution, or right, or, at the Company's option, the number of shares subject to the Warrant shall be adjusted appropriately.

         If at any time while the Warrant is outstanding the Company grants to all holders of its common stock any rights, options or warrants entitling them to purchase shares of common stock at a price per share lower at the record date for such issuance than the fair market value on such date, then the number of shares of common stock subject to the Warrants shall be adjusted proportionately. Alternatively, the Company may grant and convey to the holder of the Warrants the rights that such holder would have received had it exercised the Warrant before issuance of the rights. An appropriate readjustment would be made to the number of shares of common stock subject to the Warrants upon expiration or termination of any of the rights.

         In case of any capital reorganization or reclassification of the capital stock of the Company, the holder of the Warrant shall thereafter be entitled to purchase pursuant to the Warrant the kind and number of shares of any stock or class or classes or other securities or property for or into which such shares of common stock would have been exchanged, converted, or reclassified if the Warrant stock had been purchased immediately before such reorganization or reclassification.

         The number of shares subject to the Warrant and/or the exercise price of the Warrants shall also be adjusted in the event certain options to purchase shares of Common Stock pursuant to stock option plans of the Company are exercised.

         Under the Warrants, the Company is required to give 30 days prior written notice to holders of record of the Warrants of significant events, including payment of dividends, reorganization or reclassification, merger, liquidation, dissolution, or other fundamental changes.

         The Warrants carry piggyback registration rights requiring the Company to deliver notice of its intent to file registration statement for the public sale of its common stock to the holders of the Warrants not later than 30 days prior to the initial filing of the registration statement, setting forth the minimum and maximum proposed offering price, commissions, discounts in connection with the offering, and other relevant information. Within twenty days after receipt of the notice, holders of Warrants are entitled to request that the Warrant stock be included in such registration statement and the Company will use its best efforts to cause such Warrant stock to be included in the offering covered by such registration statement. In the event the underwriter of the







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Offering determines that the inclusion of all of the stock requested to be registered (including the Warrant Stock) would adversely affect the Offering, the inclusion of shares owned by holders other than the Company are subject to pro rata reduction in accordance with the number of shares requested to be included by such Holders.

                                 LEGAL MATTERS

         There are no legal proceedings pending or threatened against the Company that would adversely affect the financial condition of the Company.

         Cox & Smith Incorporated has acted as legal counsel to the Company in the preparation of this Memorandum, but has not conducted any independent review or undertaken due diligence concerning the Company or any other matter within the scope of operations described in this Memorandum. Legal counsel has relied on such information and representations in the preparation of this Memorandum as has been made available by the Company. Cox & Smith Incorporated is not counsel for the investors and undertakes no responsibility to the investors with respect to any matter related to this Offering. CONSEQUENTLY, EACH PROSPECTIVE INVESTOR SHOULD SATISFY HIMSELF OF THE ACCURACY OF THE INFORMATION IN THIS MEMORANDUM WITH SUCH INDEPENDENT LEGAL ADVICE OR OTHER COUNSEL AS EACH SUCH INVESTOR THINKS IS APPROPRIATE.

                             ADDITIONAL INFORMATION

THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND HAS FILED REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SUCH REQUIREMENTS. THE COMPANY WILL PROVIDE A COPY OF ANY SUCH REPORT, OR ANY EXHIBITS TO SUCH REPORTS, UPON REQUEST.

INFORMATION, IN ADDITION TO THAT CONTAINED IN THIS MEMORANDUM, MAY BE DESIRED BY A PROSPECTIVE INVESTOR IN ORDER TO MAKE AN INFORMED INVESTMENT DECISION IN RELATION TO THE UNITS. FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE UNITS OFFERED HEREBY, CALL OR WRITE TO RIO GRANDE, INC., 10101 REUNION PLACE, SUITE 210, SAN ANTONIO, TEXAS, 78216- 4156, TELEPHONE (210) 308-8000.







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                     GLOSSARY OF CERTAIN OIL AND GAS TERMS


         When used in this Memorandum, the following terms have the meanings indicated below.

         "Bbl" means standard a barrel of 42 U.S. gallons and represents the basic unit for measuring the production of crude oil and condensate.

         "Bcf" means billion cubic feet.

         "Bcfe" means billion cubic feet equivalent.

         "BOE" means barrel-of-oil-equivalent, and is a customary convention used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of natural gas to oil, being approximately 6 Mcf of natural gas per Bbl of oil.

         "gross" acre or well means an acre or well in which a working interest is owned.

         "MBbl" means thousand Bbls.

         "MBOE" means thousand BOEs.

         "Mcf" means thousand cubic feet under prescribed conditions of pressure and temperature, and represents the basic unit for measuring the production of natural gas.

         "MMcf" means million cubic feet.

         "Mcfe" means an Mcf-equivalent, and is also used in the United States to express oil and gas volumes on a comparable basis. It is determined on the basis of the estimated relative energy content of oil to natural gas, being approximately one Bbl of oil converted to 6 Mcf of natural gas.

         "MMcfe" means million cubit feet equivalent.

         "net" acres or wells are determined by multiplying the gross acres or wells, as the case may be, by the applicable working interest in those gross acres or wells.

         "net cash flow" means, the sum of net oil sales and net gas sales minus all operating expenses, including, without limitation, ad valorem taxes, production taxes, other taxes, direct operating expenses and capital expenditures.

         "Proved Reserves" means those estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas that can be expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

         "Proved Producing" are those reserves recoverable from zones currently open and producing.

         "Proved Non-Producing" (Behind Pipe) are those proved reserves in zones behind casing in producing wells.

         "Proved Undeveloped" are those proved reserves assigned to undrilled spacing units that geological mapping show to be within limits of known hydrocarbon reservoirs.






                                       53